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                                                                    EXHIBIT 99.2

                               PURCHASE AGREEMENT

                            CASA MUNRAS GARDEN HOTEL

     THIS PURCHASE AGREEMENT (this "AGREEMENT") is made as of August 11, 2005 (the "EFFECTIVE DATE"), by and between, among others, CASA MUNRAS HOTEL PARTNERS, L.P., a California limited partnership ("SELLER"), and CASA MUNRAS HOTEL, LLC, a Delaware limited liability company ("BUYER").

                                    RECITALS

     A. Seller owns that certain real property located in the City of Monterey, County of Monterey, State of California and described on EXHIBIT A attached hereto (the "LAND") and the improvements located thereon, including, without limitation, the "Hotel" (as defined below).

     B. Buyer desires to purchase, and Seller desires to sell, the "Property" (as hereinafter defined), on the terms and conditions set forth in this Agreement.

     C. Defined terms herein are listed in EXHIBIT V attached hereto.

     NOW, THEREFORE, in consideration of the respective provisions contained in this Agreement, Seller and Buyer agree as follows:

                                   AGREEMENTS

     1. Purchase and Sale of Property.

          Subject to the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the following (collectively, the "PROPERTY"): (1) the Land and all privileges, rights, appurtenances, hereditaments, water, mineral, oil, and gas rights, development rights, air rights, and rights to claims for adverse possession on adjacent properties, and all improvements, structures and fixtures located upon the Land (the "IMPROVEMENTS"), including, without limitation, that certain hotel located at 700 Munras Avenue, Monterey, California 93940 consisting of thirteen (13) building(s), including 166 guest rooms, restaurant and bar, swimming pool, meeting space of approximately 4,825 square feet, fitness room, on-site parking and other amenities located thereon (collectively, the "HOTEL"); (2) the lessor's interest in and to any leases of space and occupancy agreements of all or any portion of the Land or Improvements, and all agreements and guaranties relating to such leases and occupancy agreements (together, the "TENANT LEASES"); (3) (i) the service contracts and the "Equipment Leases" (as hereinafter defined), to the extent Buyer approves the same pursuant to Section 5C(2), and (ii) to the extent assignable, all permits, approvals, options, rights, licenses, consents, warranties and guarantees and all authorizations issued or granted by, and all pending applications therefore filed by Seller with, any governmental authority respecting the use, occupancy, operation or further development of the Hotel or of land adjoining the Property and any other agreements identified on EXHIBIT B, to the extent Buyer approves the same pursuant to Section 5C(2) (collectively, all of the items in the preceding clause (3) are sometimes referred to herein as the "CONTRACTS"); (4) to the extent


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assignable, the liquor license identified on EXHIBIT C attached hereto (the
"LIQUOR LICENSE"); (5) to the extent such are in the possession of Seller and Seller has the right to transfer or assign, any and all building, architectural and engineering plans, specifications and drawings, surveys, environmental and soils reports, prints, contract rights, leases, "Intellectual Property" (as hereinafter defined), concessions, software licenses, and other items of intangible personal property used in connection with the ownership, use, occupancy or operation of the Hotel, including, without limitation, telephone numbers, listings and directories, advance bookings, guests lists, customer files, pre-paid advertising, group files, credit records, labels, promotional literature, security codes, trademarks, trade names (including, without limitation, all rights of Seller to use the names and logos associated with the Hotel), logos, domain names and websites, all records in sales and catering databases and all other customer data, use and occupancy permits or other governmental permits and approvals and any unexpired guaranties or warranties (collectively, together with the Liquor License, the "INTANGIBLE ASSETS"); (6) except as set forth on EXHIBIT D attached hereto, all tangible personal property, including, without limitation, any and all furniture, fixtures, equipment and vehicles (free of any liens or encumbrances except those leases approved pursuant to this Agreement), on order (to the extent permitted herein and acknowledged as a Contract to be assumed by Buyer at Closing), located at or used in connection with the operation of the Hotel (all of the foregoing hereinafter, together with the "Consumables" (as defined below), referred to as the "PERSONAL PROPERTY"); (7) all food, liquor, wine and other beverages, including such food, liquor and other beverages held for sale in Hotel rooms, and all consumable supplies and inventories of every kind and nature including "Inventories of Merchandise" and "Inventories of Supplies" as such terms are defined in the Ninth Revised Edition of the Uniform System of Accounts for the Lodging Industry published by the Educational Institute of the American Hotel and Motel Association, in each case owned by Seller as of the "Closing Date" (as hereinafter defined) and located at, and used in connection with, the operation of the Hotel, including, without limitation, cleaning supplies, guest supplies, paper supplies, stationary, bar supplies, robes, slippers, fuel, laundry supplies, engineering supplies, food and beverage, linens, blankets, pillows, china, glassware, flatware and silverware and other inventory, whether opened or unopened and whether in use or held in stock or storage for future use, located at the Property or used or useable in connection with Seller's ownership, operation or maintenance of the Hotel (collectively, the "CONSUMABLES"); and (8) all advance reservation deposits, together with any interest accrued thereon. The Property shall not include cash on hand or any "Accounts Receivable" (as hereinafter defined) related to the Property.

     2. Purchase Price.

          Buyer shall purchase the Property from Seller for a total of Thirteen Million Nine Hundred Thousand and No/100 Dollars ($13,900,000.00) (the "PURCHASE PRICE").

     3. Payment of Purchase Price. Buyer shall pay to Seller the Purchase Price as follows:

          A. Deposit. On or before two (2) business days after the Effective Date, Buyer shall deliver to First American Title Insurance Company (the "TITLE COMPANY"), in its capacity as escrow agent, at its offices located at c/o National Commercial Services Division, 135 Main Street, 12th Floor, San Francisco, California 94105, Attention: Margaret Millmore, a deposit in the form of a cashier's check or wire transfer of immediately available funds in the amount of Two Hundred


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Fifty Thousand and No/100 Dollars ($250,000.00) (which amount, together with the interest earned thereon, is referred to in this Agreement as the "INITIAL DEPOSIT"), which shall be fully refunded to Buyer if this Agreement is terminated in accordance with Section 5D or as otherwise provided in this Agreement. In accordance with Section 5D hereof, Buyer may deliver to Title Company an additional deposit in the form of a cashier's check or wire transfer of immediately available funds in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the "ADDITIONAL DEPOSIT" which amount, together with the Initial Deposit and all interest earned thereon, is referred to in this Agreement, as, the "DEPOSIT"). All interest earned on the Deposit, or any portion thereof, shall accrue for the benefit of Buyer. The Deposit shall be nonrefundable to Buyer except if Seller breaches this Agreement, any of the conditions precedent to Buyer's obligations are not satisfied or waived in writing by Buyer, or as otherwise specifically provided in this Agreement, and shall be held by Title Company in an interest-bearing account. The Deposit, and all portions thereof, shall be invested by Title Company in accordance with the terms of a separate escrow agreement in the form of EXHIBIT E attached hereto and dated as of the date hereof by and among Buyer, Seller and Title Company
(the "INTERIM DEPOSIT AGREEMENT"). Notwithstanding anything herein to the contrary, if this Agreement is terminated by Buyer in accordance with Section 5D or as otherwise provided in this Agreement, the Deposit shall be returned to Buyer and this Agreement shall be null and void and of no further force or effect and the parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive the termination of this Agreement). At all times that the Deposit is being held by the Title Company, the Deposit shall be invested by the Title Company in a money market account at Union Bank of California, Bank of America or any other major money center banking institution reasonably acceptable to Seller and Buyer.
Title Company shall dispose of the Deposit only as provided in this Agreement, the Interim Deposit Agreement and the "Closing Escrow Instructions" (as hereinafter defined). Upon closing of the sale of the Property (the "CLOSING"), the Deposit shall be delivered to Seller and applied as a credit towards the Purchase Price.

          B. Payment of Balance of Purchase Price. If this Agreement is not terminated by Buyer in accordance with Section 5.D, and subject to the satisfaction or waiver in writing by Buyer of the conditions precedent to Buyer's obligation to close as set forth in this Agreement, the balance of the Purchase Price, as adjusted by the adjustments, prorations, credits, and allocations of income and expenses provided for in this Agreement, shall be delivered to Title Company by federal funds wire transfer of immediately available funds at Closing (the "CLOSING PAYMENT").

          C. Closing Payment and Closing Date. Buyer shall deliver the Closing Payment to Title Company for delivery to Seller on the "Closing Date". The "CLOSING DATE" shall be the date which is thirty (30) days following the expiration and successful conclusion of the Due Diligence Period (as evidenced by delivery of the Approval Notice), subject in all events to the satisfaction or waiver in writing of all conditions precedent and provided, however, that upon written notice by Buyer, the Closing Date shall be accelerated to a date as may be specified by Buyer, provided that such date is not earlier than the later of ten (10) days after the date of Partner Approval or ten (10) days after the receipt of such notice by Seller (in either case unless Seller shall agree to such earlier date). Notwithstanding the foregoing or any other provision of this Agreement, including but not limited to, Section 5B, if the Closing has not occurred on or before the eightieth (80th) day following the expiration of the Due Diligence Period, this Agreement shall terminate and be of no further force and effect.


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          D. REMEDIES; LIQUIDATED DAMAGES.

               (1) BUYER AND SELLER RECOGNIZE THAT SELLER'S PROPERTY WILL BE REMOVED FROM THE MARKET DURING THE TERM OF THIS AGREEMENT AND THAT IN THE EVENT BUYER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY, THE DEPOSIT SHALL BE FORFEITED TO SELLER AS THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLER AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) IN LIEU OF, AND AS FULL COMPENSATION FOR, ALL OTHER RIGHTS OR CLAIMS OF SELLER AGAINST BUYER. THEREUPON THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES HEREUNDER (EXCEPT FOR THOSE OBLIGATIONS THAT EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT). BY INITIALING THIS AGREEMENT AT THE END OF THIS SECTION 3D, BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER RESULTING FROM BUYER'S BREACH WOULD BE DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY ACCURACY, AND THAT THE LIQUIDATED DAMAGE AMOUNT SET FORTH IN THIS SECTION REPRESENTS BOTH PARTIES' EFFORTS TO APPROXIMATE SUCH POTENTIAL DAMAGES.

               (2) IF THE CLOSING FAILS TO OCCUR BECAUSE OF SELLER'S DEFAULT UNDER THIS AGREEMENT, THEN BUYER MAY ELECT TO (A) BRING AN ACTION FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT, OR (B) TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO SELLER, IN WHICH CASE THE DEPOSIT SHALL BE RETURNED TO BUYER. NOTWITHSTANDING THE FOREGOING, IN THE EVENT BUYER SHALL SO TERMINATE THIS AGREEMENT OR IN THE EVENT SPECIFIC PERFORMANCE SHALL NOT BE AVAILABLE TO BUYER, THEN BUYER SHALL HAVE THE RIGHT TO BRING AN ACTION AT LAW FOR ANY DAMAGES SUFFERED OR INCURRED BY BUYER AS A RESULT OF SELLER'S DEFAULT WHICH DAMAGES SHALL INCLUDE, IN ANY EVENT, REIMBURSEMENT TO BUYER FOR ANY AND ALL REASONABLE COSTS AND EXPENSES INCURRED BY BUYER IN CONNECTION WITH THIS TRANSACTION (INCLUDING, WITHOUT LIMITATION, LEGAL FEES AND EXPENSES, LENDER'S FEES AND EXPENSES, AND ALL DUE DILIGENCE COSTS, INCLUDING THE COSTS OF ANY APPRAISALS AND OTHER THIRD PARTY REPORTS OBTAINED BY BUYER IN CONNECTION HEREWITH).

               (3) IF THE CLOSING DOES NOT OCCUR FOR ANY REASON OTHER THAN FOR THE REASONS SET FORTH IN D(1) OR D(2) ABOVE (SUCH AS THE ABSENCE OF SATISFACTION OF CERTAIN OF BUYER'S CLOSING CONDITIONS), THEN THIS AGREEMENT SHALL TERMINATE AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS TO EACH OTHER HEREUNDER, EXCEPT FOR THE RIGHT OF BUYER TO THE REFUND OF THE DEPOSIT AND ANY OTHER OBLIGATIONS WHICH EXPRESSLY SURVIVE ANY SUCH TERMINATION AS PROVIDED HEREIN (INCLUDING PAYMENTS REQUIRED TO BE MADE PURSUANT TO SECTION 11C). NOTWITHSTANDING THE FOREGOING, IN THE INSTANCE WHERE BUYER HAS THE DISCRETION TO


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ELECT TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 5D, AND IN FACT DOES ELECT
TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 5D, TITLE COMPANY SHALL RETURN THE DEPOSIT TO BUYER WITHOUT FURTHER INSTRUCTIONS, CONSENT OR WRITTEN AUTHORIZATION BY SELLER. THIS PROVISION SHALL CONSTITUTE THE MUTUAL ESCROW INSTRUCTIONS TO TITLE COMPANY AND TITLE COMPANY SHALL BE ENTITLED AND REQUIRED
TO RELY UPON SUCH INSTRUCTIONS TO RETURN THE DEPOSIT TO BUYER WITHOUT THE
CONSENT OR FURTHER ACTION BY SELLER.

               (4) IF THE CLOSING OCCURS IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE DEPOSIT SHALL BE DELIVERED TO SELLER AND APPLIED AS A CREDIT TOWARD THE PURCHASE PRICE. THIS SECTION 3D SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND NOTHING IN THIS SECTION 3D IS INTENDED TO LIMIT THE RIGHTS AND OBLIGATIONS OF THE PARTIES THAT EXPRESSLY BY THEIR TERMS SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.


-------------------------------------   ----------------------------------------
            BUYER INITIALS                          SELLER INITIALS

     4. Title; Schedule of Encumbrances.

          A. Title and Survey. Within five (5) business days of the Effective Date, Seller shall deliver to Buyer or Buyer shall have received (1) a preliminary title report with respect to the Property (the "TITLE REPORT") from Title Company; (2) copies of all of the documents listed as exceptions thereon, as well as evidence of Seller's vesting and any applicable tract maps(s) (the "UNDERLYING TITLE DOCUMENTS"); and (3) a copy of all existing surveys covering the Land and Improvements. Within three (3) business days of Buyer's receipt of the Title Report, the Underlying Title Documents and all existing surveys covering the Land and Improvements, Buyer shall order an update to the existing survey covering the Land and the Improvements (such update being the "Survey") (the Title Report, the Underlying Title Documents, and the Survey are collectively referred to herein as the "TITLE DOCUMENTS"). Unless Buyer gives written notice ("TITLE DISAPPROVAL NOTICE") to Seller that it disapproves any of the exceptions shown on the Title Report or the matters disclosed by the Survey, stating the exceptions so disapproved, on or before ten (10) business days after Buyer shall have received all of the Title Documents, then, subject to Section 4B below, Buyer shall be deemed to have approved the Title Documents. If Buyer has provided a Title Disapproval Notice to Seller, then Seller may provide notice (a "RESPONSE NOTICE") to Buyer, not later than five (5) business days from the receipt of the Title Disapproval Notice, indicating whether or not, on or before the Closing Date, Seller will (i) remove any such disapproved exceptions in a manner satisfactory to Buyer in its sole discretion (other than any title defects created by Seller after the effective date of the Title Report and instruments which secure monetary obligations, including, without limitation, all mortgages, judgment liens, and mechanics and materialmen's liens, and the standard printed exceptions customarily found in an ALTA owners' policy form 10-17-70 and any excise taxes and assessments which will be past due as of the Closing Date, all of which Seller shall be obligated to remove (the "SELLER TITLE DEFECTS"), and (ii) correct any disapproved Survey matter. Further, Seller agrees that Seller has not since the


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effective date of the Title Report and will not (unless this Agreement is terminated) enter into any new title documents of record (or amend any existing agreements as affecting title to the Property other than to cause the Seller Title Defects to be removed as exceptions to title) after the expiration of the Due Diligence Period without first obtaining the consent of Buyer (the foregoing being an "INTENTIONAL TITLE ITEM"). If Seller has provided a Response Notice to Buyer on or before five (5) business days from the receipt of the Title Disapproval Notice, stating that Seller will not remove any such disapproved exceptions or will not correct any disapproved Survey matter or if Seller has not provided a Response Notice to Buyer on or before five (5) business days from the receipt of the Title Disapproval Notice (which shall be deemed an election by Seller to not remove or correct such items in the Title Disapproval Notice), then Buyer will have the right, which it may elect to exercise not later than five (5) business days after the date of receipt or deemed receipt of the Response Notice, either to waive Buyer's objection to such disapproved exceptions or Survey matter or to terminate this Agreement, and Buyer's failure to so elect shall be deemed an election by Buyer to terminate this Agreement. In the event of any such termination (or deemed termination), the Title Company shall promptly deliver the Deposit to Buyer, and the parties shall have no further obligations or liabilities hereunder (except for those matters that expressly survive the termination of this Agreement). All exceptions in the Title Report and matters on the Survey that are approved or deemed approved by Buyer pursuant to this Section 4A are hereinafter collectively referred to as "PERMITTED EXCEPTIONS"; provided that in no event shall any Seller Title Defects or Intentional Title Items be considered Permitted Exceptions, and Seller shall be obligated to remove the same. Notwithstanding the foregoing, and in connection the issuance of the "Title Policy" (as defined herein), Seller shall be obligated to deliver to the Title Company (a) an owner's affidavit on the Title Company's standard form, and (b) an indemnity or other assurance satisfactory to the Title Company and Buyer (in Buyer's sole and absolute discretion) to enable the Title Company to issue the Title Policy without an exception relating to taxes and assessments attributable to the period prior to the Closing Date, the "Seller Tax Audit" (as defined herein) or pursuant to the terms of the Seller Tax Audit or any matter covered thereby.

          B. New Matters. If a new matter (other than an Intentional Title Item) ("NEW MATTER") affecting the Property comes into existence or is first identified after the effective date of the Title Report, and such new matter is not the result of the activities of Buyer, and Buyer notifies Seller of its disapproval of such New Matter within five (5) days of Buyer's receipt of written notice of the same, Seller may elect within two (2) business days from the date of receipt of notice from Buyer to remove such New Matter. In the event that Seller (i) does not elect to remove such New Matter within such two (2) business day period, (ii) elects to remove such New Matter within such two (2) business day period but fails to remove such New Matter prior to the Closing Date, or (iii) makes an election under Section 4A, but fails to remove all of the disapproved title exceptions in a manner acceptable to Buyer in its sole discretion or cure such survey matters prior to the Closing Date, Buyer shall have the right, in addition to any other rights or remedies it may have hereunder for such failure, either to (a) terminate this Agreement by written notice to Seller, in which case the Deposit shall be returned to Buyer, this Agreement shall be null and void and of no further force or effect (except that Buyer shall retain its rights against Seller under Section 3D(2) for any default hereunder) and the parties hereto shall have no further obligations to the other (except for those matters that expressly survive the termination of this Agreement), or (b) waive the foregoing right of termination and all other rights and remedies on account of such New Matter and to close the transaction contemplated by this Agreement, without any reduction or abatement of the Purchase Price.


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     5. Due Diligence.

          A. Access to Property and Due Diligence Materials. Provided such does not otherwise disrupt the normal business operations of the Property, but so that Buyer may fully investigate and analyze the Property and the operation thereof, Seller shall provide, or cause to be provided, Buyer and its representatives with access to the Property, all books and records related thereto and to Hotel operations (whether on-site or off-site) and Hotel employees (including the vice president of operations, the general manager, the director of sales, the comptroller, the chief engineer, the rooms division manager, the food and beverage director, the executive housekeeper, the head chef, and any other management employees (collectively, the "KEY MANAGEMENT EMPLOYEES")) and tenants during regular business hours upon reasonable advance notice, which is not less than twenty-four (24) hours notice. Further, Buyer (or its representatives, agents and inspectors) shall have the right, upon reasonable notice, which is not less than twenty-four (24) hours notice, to tour and inspect the Property for any purposes, including but not limited to, for purposes of evaluating items such as the physical, structural and environmental condition, equipment and systems configuration and condition, and the appearance of the Property. On or prior to the Effective Date, Seller shall deliver to Buyer copies (at Seller's expense) of any and all information and documentation in Seller's possession or control relating to the Property which is reasonably requested by Buyer, including, without limitation, each of the items identified in the List of Property Records attached hereto as EXHIBIT F and the "Employee List" (as defined herein), and Seller shall provide Buyer with reasonable access (at Seller's management office located at Westland Hotel Corporation, 8885 Rio San Diego Drive, California 92108 (ph: (619) 297-4040)) to, and within five (5) business days from written request by Buyer copies of, all other reasonably requested information and documentation relating to the Property in Seller's or the Key Management Employees' possession or control (collectively referred to herein as the "DUE DILIGENCE MATERIALS"). Seller shall make available to Buyer, upon its reasonable request, for its inspection and photocopying, at Seller's expense, during regular business hours such other Due Diligence Materials which are not required to be delivered to Buyer but are in Seller's possession or control, and make available to Buyer at the Property any Due Diligence Materials in the possession or control of the Key Management Employees. Commencing from the Effective Date, Buyer shall have the right to meet and interview (in the presence of a representative of Seller, if required by Seller) any tenants under any Tenant Leases (subject to their willingness to be so interviewed), the Key Management Employees, and Hotel department managers and employees to discuss the Hotel, including the business and physical condition of the Hotel. In addition, Buyer shall have the right, but not the obligation, to contact such governmental agencies and authorities as it may elect in connection with the transaction contemplated hereunder (in the presence of a representative of Seller, if required by Seller). Further, Buyer shall also have the right to interview the architect(s), if any, with respect to the Hotel and Seller shall cooperate, as reasonably requested, in connection with the same, including, without limitation, providing such authorizations to architect(s), governmental agencies and Hotel Key Management Employees as may reasonably be required.

          B. Due Diligence Period. Commencing on the Effective Date and continuing until 5:00 p.m. Pacific time on the later to occur of (i) forty-five
(45) days after the Effective Date or (ii) ten (10) days after written notice from Seller to Buyer that Seller Partner Approval has been obtained (the "DUE DILIGENCE PERIOD"), Buyer shall perform and complete, to the extent necessary in Buyer's judgment to make its election under Section 5D as to whether to proceed with the


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acquisition of the Property, its due diligence review, examination and inspection of all matters pertaining to its acquisition of the Property and the interests and the rights and obligations under the Tenant Leases, Personal Property, Intangible Property, and all financial, physical, environmental and compliance matters, entitlements and other conditions respecting the Property. Notwithstanding the time periods set forth herein which define Buyer's right to terminate this Agreement pursuant to Section 5D, Seller acknowledges that Buyer may continue its due diligence process throughout the period prior to Closing (but Buyer shall have no further right to terminate this Agreement as a result of such additional due diligence except as expressly provided hereunder) and Seller agrees to cooperate in continuing to provide reasonable access to the Property, the managers and employees at the Property, and the Due Diligence Materials.

          C. Conduct of Due Diligence.

               (1) Due Diligence Generally. Buyer shall at all times use reasonable efforts to conduct such due diligence in compliance with applicable laws and in a manner so as not to cause damage, loss, cost or expense to Seller, the Property or any tenants, licensees, concessionaires, and other persons using or occupying the Property or any part thereof or to unreasonably interfere with the operation or use of the Property. Buyer shall provide Seller with certificates evidencing the commercial general liability insurance policies which shall be maintained by Buyer or each consultant which Buyer will have present on the Property in connection with its investigations upon the Property with the limits set forth in this Agreement. Without limitation on the foregoing, Buyer must maintain (i) commercial general liability insurance with a per occurrence limit of at least $1,000,000 and an aggregate limit of at least $2,000,000, and (ii) worker's compensation insurance at statutory limits with Seller named as an additional insured. Buyer shall conduct its investigations, reviews and examinations of the Property during normal, day time business hours (unless otherwise reasonably approved in writing by Seller) and upon reasonable prior notice. Buyer's right to enter hereunder shall terminate upon the termination of this Agreement. Any intrusive environmental Phase II testing at the Property shall be conducted by Buyer without disrupting normal Hotel operations only after obtaining Seller's prior written consent to such testing, such prior written consent not to be unreasonably withheld, conditioned or delayed. Upon the completion of any inspection or test, Buyer shall promptly restore the Property to substantially its condition prior to such inspection or test. Buyer shall keep the Property free and clear of any liens created by or on behalf of Buyer or Buyer's agents or representatives and will indemnify, protect, defend, and hold Seller harmless from and against all third party claims (including any claim for damage to property or injury to or death of any persons), liabilities, obligations, liens or encumbrances, actual out-of-pocket losses, actual damages, reasonable costs and expenses, including reasonable attorneys' fees, as a result of any entry onto the Property by Buyer, its agents, employees or representatives excepting therefrom any losses, damages, costs or expenses caused by Seller's acts or omissions (including parties related to, or affiliated with, Seller) and also provided that Buyer shall not be responsible for any pre-existing conditions which may be encountered or aggravated as a result of such entry except as the result of the negligence or willful misconduct of Buyer. Buyer's obligations under this Section 5C(1) shall survive any termination of this Agreement.

               (2) Service Contracts and Equipment Leases. On the Closing Date, the Contracts and the Tenant Leases approved in writing by Buyer during the Due Diligence Period shall be assigned by Seller and assumed by Buyer as of the Closing Date pursuant to the


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"ASSIGNMENT AND ASSUMPTION" (as defined in Section 6B(1)(b)), with Seller being responsible for the payment of any fee or other charge imposed by any party to any such Contract in connection with such transfer, provided Seller agrees to pay any such fee prior to expiration of the Due Diligence Period (if Seller does not agree to pay any such fee, Buyer may elect to either pay such fee or elect not to assume such Contract). Notwithstanding the foregoing, on or before the termination of the Due Diligence Period, Buyer shall identify in writing to Seller (i) which Contracts Buyer agrees to assume, and (ii) any Contracts Buyer does not agree to assume, and Seller shall terminate such disapproved Contracts at the equally shared cost and expense of Buyer and Seller as of the Closing Date. If Seller's share of the costs of such termination are not paid by Seller prior to the Closing Date, Seller shall use Seller's share of the proceeds of the Purchase Price to pay the same, and shall instruct the Title Company to deliver such costs to the appropriate party at Closing. With respect to any Contracts (including any equipment leases (collectively, the "EQUIPMENT LEASES") that Buyer agrees to assume), it shall be a condition to such assumption that at least two (2) business days prior to the Closing Date, Seller will use commercially reasonable efforts to obtain and deliver to Buyer written statements from the contracting party which demonstrate to Buyer's reasonable satisfaction that (i) all payments under such Contract are current and that there are no charges owed, (ii) the contracting party acknowledges, confirms and agrees that the Contract is assignable, and upon the Closing and delivery of the Assignment and Assumption, shall be assigned, to Buyer, and (iii) Buyer shall not be responsible for the payment of any charges, penalties or other costs relating to damage, destruction or loss of such equipment, or a breach or violation of the terms of such Contracts that occurred or became due prior to the Closing Date, and Seller agrees to pay the same upon five (5) business days written demand by Buyer or contracting party. Notwithstanding anything to the contrary, Buyer shall not be responsible for the obligations under any Contract (including any Equipment Lease) that it does not expressly approve in writing during the Due Diligence Period and assume in the Assignment and Assumption.

               (3) Inventory. During the Due Diligence Period, Seller shall use reasonable efforts to cooperate, and shall cause its representatives to meet, with Buyer to complete a current inventory of all china, glass, silver, linens, food, beverage and mini-bar supplies and other items of inventory related to the Hotel (the foregoing inventory being the "FIRST INVENTORY"). On the date that is three (3) days prior to the Closing Date, Buyer and Seller agree to cause their respective representatives to meet at the Property to conduct a follow-up inventory (the "SECOND INVENTORY"). The results of such Second Inventory (as compared to the First Inventory) shall result in a credit being owed to Buyer or Seller at Closing, as is more particularly discussed in Section 7I below.

          D. Buyer's Election Whether or Not to Proceed. If prior to 5:00 p.m. PST on the expiration date of the Due Diligence Period, Buyer has not delivered to Seller written notification (the "APPROVAL NOTICE") that Buyer elects to consummate the purchase of the Property in accordance with the terms of this Agreement, this Agreement shall automatically terminate. In the event that Buyer, prior to the expiration of the Due Diligence Period, (a) notifies Seller in writing that Buyer does not intend to acquire the Property, or (b) does not issue the Approval Notice, then Buyer shall be under no obligation to deliver the Additional Deposit, the Initial Deposit shall be immediately returned to Buyer together with all interest thereon, this Agreement shall be of no further force or effect, and the parties hereto shall have no further obligations to each other (except for any obligations or liabilities that expressly survive termination of this Agreement), provided, however, that One Hundred Dollars ($100) of the Deposit shall be paid by

Buyer to Seller as consideration for such termination. Buyer shall have the absolute right, in its sole discretion (for any reason or no reason), to determine whether or not to give the Approval Notice. If the Approval Notice is given prior to the expiration of the Due Diligence Period, then this Agreement shall continue in full force and effect, Buyer shall deposit the Additional Deposit with Title Company within two (2) business days of the expiration of the Due Diligence Period, and the Deposit shall be held by the Title Company in accordance with this Agreement. At such time, the Deposit shall be nonrefundable to Buyer (except in the case of a default by Seller hereunder, the failure to occur of a condition precedent to Buyer's obligation to close, the failure of Seller to obtain Seller Partner Approval, or as otherwise expressly set forth herein). Notwithstanding the foregoing to the contrary, in any instance where Buyer has the discretion to elect (or is deemed to have elected) to terminate this Agreement, and in fact does elect to terminate this Agreement, Title Company shall return the Deposit to Buyer without further instructions, consent or written authorization by Seller. This provision shall constitute the mutual escrow instructions to Title Company shall be entitled and required to rely upon such instructions to return the Deposit to Buyer without the consent or further action by Seller.

     6. Closing.

          A. Closing Procedure. Except as otherwise specifically indicated herein, at least one (1) business day prior to the Closing Date, Seller and Buyer shall deliver to the Title Company the following:

          B. Delivery of Documents.

               (1) By Seller. Seller shall deliver or cause to be delivered to the Title Company the following documents duly executed and acknowledged by Seller in favor of the Buyer, or as otherwise specified:

                    (a) One (1) original of the grant deed (the "DEED") in the form of EXHIBIT G.

                    (b) Two (2) originals of the assignment and assumption conveying the Contracts (subject to Section 5C(2)), and the Tenant Leases, if applicable, to Buyer subject to no liens or encumbrances, in the form of EXHIBIT H (the "ASSIGNMENT AND ASSUMPTION").

                    (c) Two (2) originals of a bill of sale and assignment conveying the Personal Property, Intangible Assets and Consumables to Buyer subject to no liens or encumbrances in the form of EXHIBIT I (the "BILL OF SALE AND ASSIGNMENT");.

                    (d) Two (2) originals of a certificate (the "SELLER'S CLOSING CERTIFICATE"), dated as of the Closing Date and duly executed by Seller, in the form of EXHIBIT J attached hereto, representing to Buyer that the representations and warranties of Seller contained in this Agreement are true and correct as of the Closing Date (or, specifying in reasonable detail such exceptions, if any, which then exist, it being understood that the specifying of such exceptions shall be deemed to modify the representations and warranties made on the Effective Date, but shall not be deemed to cure any default by Seller of such representations and warranties).

                    (e) One (1) original of a form of notice to each tenant of the Property in the form of EXHIBIT K (collectively, the "Notice TO TENANTS").

                    (f) Two (2) originals of a closing escrow instruction letter in the form of EXHIBIT L (the "CLOSING ESCROW INSTRUCTIONS") by and among Seller, Buyer and Title Company and dated as of the Closing Date, setting forth, among other things, the conditions to the Title Company's release of the closing documents to Buyer and the Closing Payment to Seller.

                    (g) Duly executed original certificates of "non-foreign" status in the form of EXHIBIT M for Seller and a CA 593-C form, and any transfer tax declarations duly executed by Seller in the form required by applicable governmental authorities.

                    (h) Original "TENANT ESTOPPEL CERTIFICATES" and "THIRD-PARTY ESTOPPELS" (each as hereinafter defined), to the extent obtained by Seller in accordance with the terms of Section 9D(7) and not previously delivered to Buyer (the foregoing estoppel certificates are sometimes referred to herein collectively as the "ESTOPPEL CERTIFICATES").

                    (i) Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder.

                    (j) On the Closing Date, (1) originals, or copies if originals are not available, of all Tenant Leases; (2) a set of guest registration cards; (3) an updated list of advance room reservations and functions; (4) copies of any and all Contracts that Buyer has agreed to assume pursuant to the terms of this Agreement; and (5) an updated list of all existing unexpired "Vouchers" (as such term is herein after defined) for the Property. In addition, to the extent the foregoing have not heretofore been delivered to Buyer, Seller shall cause to be delivered to Buyer: (i) any plans and specifications for the Improvements; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements, to the extent available and in Seller's or any Key Management Employees' possession or control; (iii) all keys for the Improvements; (iv) originals, or copies if originals are not available, of all Contracts that will remain in effect after the Closing; (v) all certificates of occupancy, permits and licenses for the Property; (vi) true and complete copies of all books and records relating to the operation of the Property, whether kept in paper or electronic form; (vii) certificates of title to any and all vehicles, which title shall show the transfer from Seller to Buyer; and (viii) all other materials necessary for the continuity of business being conducted at the Hotel, together with all files, advertising and promotional information and materials. Notwithstanding the foregoing, all materials under this clause (j) may be either delivered at Closing or left at the management office at the Property.

                    (k) Two (2) originals of each Termination Agreement executed pursuant to the terms of Section 9C hereof.

                    (l) Such documents and materials as are to be delivered into the Liquor Escrow pursuant to the terms of Section 14B hereof, including, without limitation, the "Liquor Assets" and a "Liquor Assets Bill of Sale" (each as defined herein).

                    (m) Such additional documents as may be reasonably required by Buyer and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).

               (2) By Buyer. On the Closing Date, Buyer shall deliver to the Title Company the Closing Payment by wire transfer of immediately available funds, or as otherwise set forth in Section 3C. At least one (1) business day prior to the Closing Date, Buyer shall deliver to Title Company the following documents executed by Buyer in favor of Seller, or as otherwise specified:

                    (a) Two (2) counterpart originals of the Assignment and Assumption;

                    (b) Two (2) originals of a certificate (the "BUYER'S CLOSING CERTIFICATE"), dated as of the Closing Date, in the form of

                         EXHIBIT J attached hereto, representing to Seller that the representations and warranties of Buyer contained in this Agreement and required to be true and correct as of the Closing Date are true and correct as of the Closing Date (or, specifying in reasonable detail such exceptions, if any, which then exist, it being understood that, the specifying of such exceptions shall be deemed to modify the representations and warranties made on the Effective Date, but shall not be deemed to cure any default by Buyer of such representations and warranties);

                    (c) One (1) counterpart original of the form of Notice to Tenants;

                    (d) Two (2) counterpart originals of the Closing Escrow Instructions;

                    (e) Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

                    (f) Such additional documents as may be reasonably required by Seller and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

               (3) Mutual Deliveries. Buyer and Seller shall, at least one (1) business day prior to the Closing Date, mutually execute and deliver to the Title Company, the following:

                    (a) A Closing Statement described in Section 1.6045 4(e)(3)(ii) of the U.S. Treasury Regulations, prepared by Title Company based on the information in the Initial Closing Statement prepared and delivered to Title Company in accordance with Section 7M hereof, and reflecting the Purchase Price and the adjustments, credits and prorations required hereunder and the allocation of income and expenses required hereby; and

                    (b) Such transfer tax forms as required by state and local authorities.

          C. Closing Procedure. The Closing shall be consummated on the Closing Date through an escrow administered by Title Company in accordance with the Closing Escrow Instructions. In addition to any other conditions contained herein, the conditions to the Closing of such escrow by Title Company shall be the Title Company's receipt of the Closing Payment and documents described in Sections 6A and 6B and the items, if any, to be delivered by third parties as described herein or in the Closing Escrow Instructions. Upon the satisfaction of such conditions or the written waiver of any such conditions by the party in whose benefit such condition exists, the Title Company shall deliver the items described in Sections 6A and 6B in accordance with the Closing Escrow Instructions and take all other actions authorized by the Closing Escrow Instructions.

          D. Closing Costs. Buyer shall pay (i) the costs to update the Survey; and (ii) the cost of any of Buyer's examinations and inspections and audits of the Property, including the cost of any of its appraisals, environmental, asbestos, physical and financial audits. Seller shall pay (i) all escrow charges, (ii) the title insurance premium for the Title Policy and the cost of all customary endorsements reasonably requested by Buyer and reasonably acceptable to Seller; (iii) any documentary transfer tax, stamp fees, state deed transfer tax, county deed transfer tax, state and local real estate excise tax, and recording fees payable with regard to the transfer of the Property; (iv) all retail sales and use taxes, excise tax, and the cost of compliance with any bulk sales obligations on the transfer of the Personal Property, if any, or in connection with the transfer of the Liquor License; and (v) all costs payable in connection with the discharge of any Seller Title Defects or Intentional Title Items if not theretofore paid. Seller and Buyer shall each pay their respective
(1) legal fees and expenses, (2) share of prorations (as provided below), (3) costs of due diligence, (4) cost of all certificates, instruments, documents and papers required to be delivered, or caused to be delivered, by it hereunder, and
(5) cost of all its performances under this Agreement.

     7. Adjustments, Allocations and Prorations. The following provisions shall govern the adjustments and prorations that shall be made at Closing and the allocation of income and expenses from the Property between Seller and Buyer. All adjustments, allocations and prorations shall be made through Title Company, as escrow holder, upon the close thereof unless otherwise specifically provided herein. Except as expressly provided to the contrary in this Section 7, all items of revenue, cost and expense of the Property, with respect to the period prior to 11:59 p.m. Pacific time on the day prior to the Closing Date, shall be for the account of Seller and all items of revenue, cost and expense of the Property, with respect to the period after 11:59 p.m. Pacific time on the day prior to the Closing Date, shall be for the account of Buyer.

          A. Lease Rental and Expenses. Collected rents and other payments from the tenants under the Tenant Leases, shall be prorated between Seller and Buyer as of 11:59 p.m. Pacific time on the day prior to the Closing Date. Delinquent (or payable but unpaid) rent and other payments from the tenants under the Tenant Leases as of the Closing Date shall not be prorated on the Closing Date. If any tenant is in arrears in the payment of rent or other fixed charges, any payments on account of rent or such other fixed charges received by Buyer from such tenant after the Closing Date shall be applied first to rent and other charges due for the month in which such payments are received and then to preceding months for which such rent and other charges are in arrears (always to the most recent first). If, following the Closing, Seller receives any payments applicable to the period commencing on the Closing Date, Seller shall immediately pay such amounts to Buyer. If any payments of rent or other fixed charges received by Seller or Buyer on or after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party. At the Closing, Seller shall furnish to Buyer a complete and correct schedule of all minimum rents and other fixed charges which are then due and payable but which have not been paid. Percentage rents and other variable charges under the Tenant Leases, such as payments for real estate taxes and other expenses, which are not fixed in amount, shall be adjusted when and as received based upon the number of days in the payment period that each party owned the Property. Buyer shall use commercially reasonable efforts to collect any rent and other charges in arrears, but shall be under no obligation to commence any actions or proceedings with respect thereto. From and after the date that is six (6) months after the Closing Date, Seller may, at its sole expense, pursue collection efforts, including the bringing of lawsuits, for any delinquent rents or other charges, provided that Seller may not bring any action to terminate any of the Tenant Leases or dispossess or otherwise evict any Tenant. Any security deposits or advance payments of rent held by Seller under the Tenant Leases at Closing shall be paid over to Buyer at Closing or credited against the cash portion of the Closing Payment.

          B. Real Property Taxes, Personal Property Taxes, Impositions and Other Assessments. Real property taxes, personal property taxes, impositions, and other assessments shall be prorated at Closing on an accrual basis for the calendar year in which the Closing occurs, without taking into account any discount allowed on account of prepayment or early payment of taxes. Such proration shall be done in accordance with the following provisions; provided, however, in no event shall any such prorations chargeable to Seller be based upon other than Seller's real and personal property tax bills, impositions and other assessments and, specifically, shall exclude prorations of real and personal property tax bills, impositions or assessments based upon the increased value of the Property following the transfer contemplated by this Agreement:

               (1) Allocation of Real Property Taxes, Personal Property Taxes, Impositions and Other Assessments. Seller shall be responsible for all real property taxes, personal property taxes, regardless of when payable and when billed, impositions and other assessments that are attributable to the period prior to the Closing Date, including, without limitation, any additional amounts owed pursuant to any tax audit of the taxes owed for such period regardless of whether or not such audit is conducted and/or concluded prior to or after the Closing Date (the "SELLER TAX AUDIT"), and Buyer shall be responsible for all real property taxes, personal property taxes, regardless of when payable and when billed, impositions and other assessments that are attributable to the period from and after the Closing Date.

               (2) Adjustment of Tax Rate or Assessment. Subject to the provisions of Section 7(B)(1) above, if the real property tax rate, personal property tax rate or any assessment has not been set for the fiscal year in which the Closing occurs, then the proration of such real property tax, personal property tax or assessment shall be based upon the rate or assessment for the preceding fiscal year for such tax or assessment which has not been set for the fiscal year in which the Closing occurs, and such proration shall be adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes or assessment paid (as determined as of the date such taxes or assessment are actually paid) for the fiscal year in which the Closing occurs differ from the amounts used at Closing and in accordance with the provisions of Section 7N.

          C. Hotel Reservations and Revenues.

               (1) Reservations. Buyer shall honor (and shall cause its manager to honor) all reservations at the Hotel, or for any related conference, banquet, or meeting space or any recreational facilities in connection with the Hotel, that (a) are made by Seller on or prior to the Closing Date, and (b) pertain to periods on or after the Closing Date, provided that such reservations are in the Hotel reservations system (and Buyer is given access to such system) or are otherwise disclosed to Buyer in writing prior to the Closing Date and, subject to Section 9D(1) hereof, were made at rates and on conditions customarily used at the Hotel or were made in the ordinary course of business at the Hotel. Any down payments and advance deposits that are (i) received by Seller prior to the Closing Date and (ii) made with respect to confirmed reservations for dates on or after the Closing Date will be credited at Closing to Buyer. Seller will deposit any down payments and advance deposits Seller receives after the Closing Date for confirmed reservations after the Closing Date for Buyer's account with Buyer or Buyer's hotel manager (as directed by Buyer). During the Due Diligence Period, Seller will provide Buyer with a schedule of reservations and advance deposits for conferences, banquets and recreational facilities, which schedule shall be updated immediately prior to Closing.

               (2) Guest Revenues. Revenues from guest rooms in the Hotel occupied on the night containing the "Cut-off Time" (as defined below), including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocated to such rooms with respect to the night containing the Cut-off Time shall be divided equally between Seller and Buyer; provided, however, that to the extent the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, can be determined, the same shall be allocated between Seller and Buyer based on when orders for the same were received, with orders originating prior to 11:59 p.m. Pacific time at the Hotel on the day prior to the Closing Date (the "CUT-OFF TIME") being allocable to Seller, and orders originating from and after the Cut-off Time being allocable to Buyer. All other revenues from restaurants, lounges, and other service operations conducted at the Property shall be allocated based on whether the same accrued before or from and after the Cut-off Time as described in the preceding sentence, and Seller shall instruct its manager, and Buyer shall instruct its manager, to separately record sales occurring before and from and after the Cut-off Time. The foregoing amounts are referred to collectively as "GUEST REVENUES."

               (3) Banquet and Meeting Room Revenues. Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Buyer, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-off Time being allocable to Seller; (ii) one-day functions commencing from and after the Cut-off Time being allocable to Buyer; and (iii) multi-day functions that include periods both before and after the Cut-off Time being prorated between Seller and Buyer according to the period of time before and from and after the Cut-Off Time. The foregoing amounts are referred to collectively as "CONFERENCE REVENUES".

               (4) Unredeemed Gift Certificates and Vouchers. Buyer shall receive a credit against the Purchase Price at Closing for all unexpired vouchers, gift certificates and other promotional materials (together, the "VOUCHERS") which may be used as full or partial payment for any Hotel service including, but not by way of limitation, room rentals, food and beverage service, or any other item either borne directly by the owner of the Hotel or which is reimbursable by the owner of the Hotel (i.e., if a gift certificate can be used to pay for items in the Hotel gift shop). The credit amount for the Vouchers (the "VOUCHER CREDIT") shall be an amount equal to (a) the face value, if stated, or (b) if no face value is stated, then seventy five percent (75%) of the value of: the total number of room nights specified on all unexpired vouchers, multiplied by the current rack rate for the room type specified. Seller shall deliver to Buyer one (1) business day prior to the Closing Date a list of all such Vouchers. Seller shall reimburse Buyer upon demand for either (a) the face value, if stated, or (b) if no face value is stated, the current rack rate for the room type specified on the Voucher times the number of room nights specified, for any unexpired Vouchers not on such list presented to the Hotel at any time within the three year period following Closing.

          D. Hotel Receivables. The sale of the Property shall not include accounts receivable of Seller for Guest Revenues and Conference Revenues or otherwise incurred as of the Cut-off Time (the "ACCOUNTS RECEIVABLE"). Buyer shall, for a period of ninety (90) days after closing, in good faith and using due diligence, but with no obligation to commence any actions or proceedings with respect thereto, seek to collect certain Accounts Receivable agreed upon prior to Closing in each party's sole discretion and in consideration therefor, Buyer shall be entitled to receive ten percent (10%) of the amounts collected. On or prior to the Closing Date, Seller shall provide written notice to any third parties who pay their Hotel obligations via wire transfer of Buyer's new account number for payment of such obligations after the Closing Date (and Seller shall provide a copy of such notices to Buyer). The parties' rights under the provisions of this Section 7D shall survive the Closing and shall not be merged therein.

          E. Operational Taxes. The parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities. Included in those taxes may be business and occupation taxes, retail sales and use taxes, gross receipts taxes, and other special lodging or hotel taxes. For purpose of this Agreement, all of such taxes (expressly excluding taxes and assessments covered by Section 7B, corporate franchise taxes, and federal, state, and local income taxes) (hereinafter referred to as "OPERATIONAL TAXES") shall be allocated between Seller and Buyer such that those attributable to the period prior to the Cut-off Time shall be allocable to Seller and those attributable to the period from and after the Cut-off Time shall be to Buyer (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based). Buyer shall receive a credit for any Operational Taxes attributable to the period prior to the Cut-Off Time which Seller has not paid. Except for the Operational Taxes for which Buyer has received a credit under this Section 7E, Seller shall be solely responsible for payment of the Operational Taxes with respect to the period prior to the Cut-off Time, and Buyer shall be solely responsible for payment of such Operational Taxes with respect to the period after the Cut-off Time. Nothing in this Section 7E shall limit Seller's obligation to deliver such notices, certificates or releases with respect to withholding requirements or other liabilities for income, sales, or other taxes attributable to Seller's period of ownership, to the extent Buyer may be held liable therefor under the laws of the State of California. Seller hereby agrees to indemnify, save and defend, and hold Buyer harmless from and against, all claims and liabilities for Operational Taxes attributable to the period prior to the Cut-off Time for which Buyer has not received a credit, and Buyer agrees to indemnify, save and defend, and hold Seller harmless from and against, all claims and liabilities for Operational Taxes attributable to the period prior to the Cut-off Time and for which Buyer has received a credit under this Section 7E. Seller agrees to promptly notify the appropriate governmental parties of the Closing hereunder and provide such information as soon as possible as necessary to make a final determination of Seller's liability for Operational Taxes.

          F. Tax Clearance. With respect to Operational Taxes for which, under applicable tax law, Buyer would otherwise after Closing have successor liability for amounts accrued prior to Closing, Seller shall comply with all procedures required by any governmental authority having jurisdiction over the Property to obtain and deliver to Buyer as soon as possible after Closing written confirmation from the applicable governmental authority that neither Buyer nor its manager or operator of the Hotel will have any such successor liability (a "TAX CLEARANCE CERTIFICATE"); provided, however, that Seller shall not be required to seek a Tax Clearance Certificate if such is not available in the applicable jurisdiction. Without limiting the generality of the foregoing, Seller shall timely make all requisite filings or applications for Tax Clearance Certificates and, if a condition to the issuance of any Tax Clearance Certificate and in addition to any amounts held pursuant to Section 9D(12) hereof, Seller shall authorize Title Company at Closing to withhold from the proceeds to Seller of the Purchase Price and retain in escrow any amount required by such governmental authority as security for the payment of any unpaid taxes in question.

          G. Wages and Other Employee Compensation. The obligations to reimburse the wages, salaries, and other benefits of employment, together with applicable employment and withholding taxes, shall be allocated between Buyer and Seller as provided in Section 13.

          H. Permits; Contracts. Permit and license fees of assignable permits and licenses, if any, shall be prorated as of the Closing Date. Payments due under the Contracts assumed by Buyer shall be prorated as of the Closing Date.

          I. Personal Property Inventory. Per the results of the Second Inventory, to the extent the aggregate replacement value of any line item in the Second Inventory is less than ninety percent (90%) of the corresponding line item in the First Inventory, then Buyer shall be entitled to receive a credit on the Closing Statement equal to the amount of the difference between the line item in the First Inventory from such line item in the Second Inventory. Per the results of the Second Inventory, to the extent the aggregate replacement value of any line item in the Second Inventory is greater than one hundred ten percent (110%) of the corresponding line item in the First Inventory, then Seller shall be entitled to receive a credit on the Closing Statement equal to the amount of the difference between the line item in the First Inventory from such line item in the Second Inventory provided that such inventory was purchased during the Shadow Management Period after having obtained Buyer's approval which may not be unreasonably withheld.

          J. Other Property Operating Expenses. Operating expenses and utility charges (subject to this Section 7I and Section 7L below) under any Contract approved by Buyer and expenses under any reciprocal easement, shared use, or operating agreements (if any) with respect to private roadways, parking, recreational, or other facilities (to the extent any such expenses or charges are not allocated under the foregoing provisions of this Section 7) under any Permitted Encumbrance shall be prorated between Seller and Buyer by allocating to Seller those expenses attributable to the period prior to the Closing Date, and allocating to Buyer those expenses attributable to the period on or from and after the Closing Date. Buyer shall receive a credit at Closing for operating and other expenses incurred but not paid prior to the Closing Date. Seller shall receive a credit for Seller's share of such expenses paid but not owing and relating to the period after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, as provided in Section 7L below, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein.

          K. Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of the cash security deposits paid by tenants under the Tenant Leases (and not applied pursuant to the terms of the Tenant Leases) and any interest thereon.

          L. Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance:

               (1) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Closing Payment in the amount of such credit balance;

               (2) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the Title Company, as escrow holder.

     With respect to any specific obligation, invoice or bill allocated to Seller hereunder for which Buyer receives a credit at Closing, Seller shall have no further liability for such obligation or bill to the extent of the credit so given, and Buyer shall pay and discharge the same to the extent of the credit so given. Buyer and Seller shall indemnify, protect, defend and hold the other party harmless from and against any claim arising from the non-payment of any of the items for which the indemnifying party receives a credit, but only to the extent of the amount of such credit, or otherwise assumes or retains responsibility for payment pursuant to this Section 7, plus penalties, fines, fees, interest and other charges thereon or related thereto imposed by third parties or by law in connection with such non-payment. Further, Seller shall remain liable for any obligation and liability relating to the Property allocable to the period prior to the Cut-off Time for which Buyer does not receive a credit.

          M. Items for Which There Will Not be a Proration. Seller and Buyer agree that (a) other than pursuant to Section 8, none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (b) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer beginning 12:01 a.m. Pacific time on the Closing Date, including the posting of any required deposits. Accordingly, there will be no prorations for insurance or utilities, unless a meter reading is unavailable for any particular utility, then such utility shall be prorated in the manner provided in Section 7I above. To the extent reasonably possible, Buyer and Seller shall cooperate to arrange for utility and other service providers to separately bill each party for their respective periods of ownership, in which event no credit and no proration will be necessary. Seller shall be entitled to receive and be returned any deposits Seller may have with any utility companies, or will receive a credit at Closing from Buyer to the extent such deposits are transferred to Buyer's account.

          N. Closing Statement; Post-Closing Adjustments. At least two (2) business days prior to the Closing Date, the accounting or financial representatives of Seller ("SELLER'S ACCOUNTANTS") and the accounting or financial representatives of Buyer ("BUYER'S ACCOUNTANTS") together shall make such inventories, examinations and audits of the Hotel, and of the books and records of the Hotel, as such Accountants may deem necessary to make the adjustments and prorations required under this Section 7, or under any other provisions of this Agreement. Based upon such preliminary audits and inventories, Seller's Accountants and Buyer's Accountants together shall prepare and deliver to each of the parties at least one (1) business day prior to the Closing Date a closing statement showing the net amount due either to Seller or to Buyer as a result thereof and such net amount will be added to, or subtracted from the Purchase Price to be paid to Seller. Seller and Buyer shall finalize such closing statement (the "INITIAL CLOSING STATEMENT") and deliver the same to Title Company at least one (1) business day prior to the Closing Date. On that date which is three (3) months following the Closing Date and on the last day of each three month period thereafter, ending on the date which is the earlier of
(i) the date the Seller is liquidated, or (ii) one (1) year from the Closing Date, Seller's Accountants and Buyer's Accountants together shall deliver an update to the Initial Closing Statement to each of the parties setting forth an adjusted determination of all items included on the Initial Closing Statement, as such items are adjusted from time to time, pursuant to Section 7N, to reflect any changes in such items. The net amount due, if any, Seller or Buyer by reason of adjustments to the Initial Closing Statement as shown on any update to the Initial Closing Statement, shall be paid in cash by the party obligated therefor within five (5) business days following that party's receipt of such update to the Initial Closing Statement.

          O. Delayed Adjustment; Disputes. If at any time following the Closing Date, the amount of an item listed in this Section 7 shall be subject to adjustment as provided above or shall otherwise prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error or inaccurate pro ration or apportionment was made shall within ten (10) business days (the "TEN DAY PERIOD") of demand by the other party pay to the other party the sum necessary to correct such error or inaccuracy upon receipt of reasonable proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before the earlier of (i) the date the Seller is liquidated, or (ii) one (1) year after Closing Date. If, pursuant to Section 7B, Seller owes Buyer any amount of money as a result of estimated taxes prorated as of the Closing which differ from the actual taxes paid by Buyer for the fiscal year in which the Closing occurred, and Seller shall not pay such amount to Buyer within the Ten Day Period, Buyer shall deliver to Seller (if it has not theretofore already done so) and to Title Company a copy of the tax bill and invoice of tax payment made by Buyer for the fiscal year in which the Closing shall have occurred, and Title Company shall be obligated to distribute to Buyer such amount owed to Buyer out of the "REQUIRED RESERVE" (as hereinafter defined in Section 9D(12)), without any further approval or authorization from Seller, unless Buyer and Title Company shall have received written notice from Seller of Seller's objection to such disbursement, and the reason for such objection, within the Ten Day Period.

     8. Destruction/Condemnation of Property. In the event that all or any portion of the Land or Improvements is damaged or destroyed by any casualty or is subject to a taking or condemnation under the provisions of applicable law after the Effective Date but prior to the Closing Date, Seller shall give Buyer prompt written notice of the same ("CASUALTY/CONDEMNATION NOTICE"), but Seller shall have no obligation to repair or replace any damage or destruction caused by the foregoing. In the event the cost of repair or restoration of the damage to such improvements on account of such casualty or condemnation shall be reasonably estimated by Buyer to exceed Two Hundred Thousand Dollars ($200,000), Buyer may, at its option, terminate this Agreement by written notice to Seller given within ten (10) business days after the delivery of the Casualty/Condemnation Notice to Buyer (and if the Closing Date falls within such ten (10) business day period, the Closing Date shall be extended until the day after the expiration of such ten (10) business day period), in which case the Deposit shall be returned to Buyer and this Agreement shall terminate and be of no further force and effect except for the provisions hereof which survive the termination of this Agreement as expressly set forth herein. If Buyer elects not to terminate this Agreement, Buyer shall complete and close the transaction contemplated by this Agreement and shall be entitled to receive all condemnation awards and/or casualty insurance proceeds paid or payable with respect to any such casualty or taking or condemnation. In the event the cost of repair or restoration of the damage to such improvements on account of such casualty or condemnation shall be reasonably estimated by Buyer to be equal to or less than Two Hundred Thousand Dollars ($200,000), Buyer shall have no right to terminate this Agreement under this Section 8, but Buyer shall be entitled to receive all condemnation awards and/or casualty insurance proceeds paid or payable with respect to any such casualty or taking or condemnation. If any condemnation of all or any of the Property makes the Property not useful or unsuitable for Buyer's intended purpose as determined by Buyer in its reasonable discretion, or reduces parking or restricts or impedes ingress, egress or access, Buyer may, upon written notice to Seller within ten
(10) business days of receipt of the Casualty/Condemnation Notice, elect to terminate this Agreement, and in such event the Deposit shall be returned to Buyer and this Agreement shall terminate and be of no further force and effect except for the provisions hereof which survive the termination of this Agreement as expressly set forth herein. Additionally, at Closing, Seller shall assign or cause to be assigned to Buyer all claims and rights to rent loss and business interruption proceeds for the period after Closing. If Buyer is entitled to receive any condemnation awards and/or casualty insurance proceeds pursuant to this Section 8, Seller shall use reasonable efforts, without cost to Buyer, to assist Buyer to obtain such condemnation awards and/or casualty insurance proceeds including paying all applicable deductibles.

     9. Representations and Warranties; Certain Covenants.

          A. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer that, except as otherwise expressly set forth below, the following statements are true and correct as of the Effective Date and as of the Closing Date:

               (1) Authority. Subject only to Seller having obtained Seller Partner Approval (as defined in Section 17), Seller has all requisite power and authority to execute and deliver, and to perform all of its obligations under, this Agreement; that Seller holds, and can cause the conveyance of, one hundred percent (100%) of its right, title and interest to the Property subject only to the Permitted Exceptions; and that the transfer of the Property is not subject to any right of first refusal or similar purchase or other options, except as permitted in Section 16. Casa Munras GP, LLC, a California limited liability company, is Seller's sole general partner (the "GENERAL PARTNER"). General Partner owns one percent (1.000%) of Seller pursuant to certain non-voting rights under the Seller's limited partnership agreement. John F. Rothman and Maxine Young are the sole members of the General Partner (collectively, the "MANAGING MEMBERS"). In the aggregate, Managing Members, or their affiliates under their respective control, are the beneficial holders (being holders in their respective individual capacities and/or as trustees of family or estate trusts under their respective control) of no less than approximately one-third of all limited partnership interests ("Units") in Seller that are issued and outstanding. Seller Partner Approval is a requirement under the Seller's limited partnership agreement and cannot be waived.

               (2) Due Execution. Subject only to obtaining the Seller Partner Approval (as defined in Section 17 hereof), this Agreement and the other documents to be executed and delivered by Seller Entities hereunder constitute or will constitute (as of the date the same are executed) valid and binding obligations of Seller in accordance with their respective terms. Subject only to obtaining the Seller Partner Approval (as defined in Section 17), the execution, delivery and performance of this Agreement and the other documents to be executed and delivered by Seller hereunder have been duly authorized by all necessary action and do not and will not (a) require any consent or approval that has not been obtained under any organizational documents, or (b) violate any provision of Seller's or General Partner's organizational documents.

               (3) No Bankruptcy or Dissolution. No "Bankruptcy/Dissolution Event" (as defined below) has occurred with respect to Seller or General Partner. As used herein, a "BANKRUPTCY/DISSOLUTION EVENT" means any of the following: (a) the commencement of a case under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or under any other applicable bankruptcy law or other similar law; (b) the appointment of a trustee or receiver of any substantial property interest; (c) an assignment for the benefit of creditors; (d) an attachment, execution or other judicial seizure of a substantial property interest; (e) the taking of, failure to take, or submission to any action indicating an inability to meet its financial obligations as they accrue; or (f) a dissolution or liquidation.

               (4) Tenant Leases. Except for any other leases which may be approved in writing by Buyer after the Effective Date, the Tenant Leases described in EXHIBIT N constitute all of the Tenant Leases (other than room occupancy in the ordinary course of business for the Hotel) currently in effect with respect to the Property. To Seller's knowledge, each Tenant Lease is in full force and effect and free from default except as set forth in EXHIBIT O. To Seller's knowledge, Seller has no outstanding obligations for the performance of tenant improvement work or for the payment of any costs associated with any of the Tenant Leases, no leasing or brokerage fees or commissions are or shall become due owing to any person after the Closing with respect to the Tenant Leases, and there are no security deposits or prepaid rents under any of the Tenant Leases except as set forth on EXHIBIT O. Seller warrants to Buyer as follows: (i) that other than the Tenant Leases and any occupancy rights of guests registered in the Hotel on the Closing Date, to Seller's knowledge, there are no other leases or occupancy agreements affecting the Property or the improvements located thereon, and except as set forth in EXHIBIT O, there are no oral or written agreements with anyone, including tenants under the Tenant Leases, with respect to the occupancy of the Property or any portion thereof; and (ii) the Tenant Leases have not been modified, amended or altered in writing or otherwise, and no concessions, abatements or adjustments have been granted to tenants under the Tenant Leases. The copies of the Tenant Leases delivered or made available by Seller to Buyer are true, correct and complete copies, including all amendments thereto.

               (5) Litigation. Except as may be set forth in EXHIBIT O, (i) to Seller's knowledge, there is no action, litigation, condemnation or other proceeding currently pending against the Property or against Seller and, to Seller's knowledge, there is no action, litigation, condemnation or other proceeding threatened against the Property or Seller, and (ii) to Seller's knowledge, there is no action, litigation, condemnation or other proceeding currently pending against any of Seller's General Partner that if adversely determined would adversely affect the Property or Seller's ability to consummate the transactions contemplated hereby and, to Seller's knowledge, there is no action, litigation, condemnation or other proceeding threatened against the Seller's General Partner that if adversely determined would adversely affect the Property or Seller's ability to consummate the transactions contemplated hereby.

               (6) Compliance. Except as may be set forth in EXHIBIT O, Seller has received no written notice within sixty (60) months prior to the Closing Date or to Seller's knowledge from any governmental authority having jurisdiction over the Property to the effect that the Property is currently not in compliance with applicable laws and ordinances (including licensing and permitting requirements), and Seller has no knowledge of such non-compliance. Seller has received no notices or requests from any insurance company insuring any portion of the Property that the Property must be altered in order to issue policies at the same levels, except as set forth in EXHIBIT O. To the best of Seller's knowledge, all licenses, permits and approvals listed in EXHIBIT O (together, the "LICENSES") comprise all the Licenses necessary for the operation of the Hotel. The Licenses are in full force and effect. The Liquor License attached hereto as EXHIBIT C is a true and complete copy of the Liquor License and is the only liquor license affecting the Property. Seller represents and warrants to Buyer that Seller, or its designated agents, can cause the current owner of the Liquor License and all licensees required to authorize the transfer of the Liquor License to transfer the Liquor License to Buyer in accordance with, and subject to, applicable California laws, and to take such other actions as are outlined in Section 14 of this Agreement including, without limitation, such actions as are necessary in order for Buyer to receive the ABC Temporary Permit on or prior to the Closing Date, subject to Buyer (or any affiliate of Buyer) making all necessary applications and paying all requisite fees to the ABC in order that Buyer (or an affiliate of Buyer) be approved to receive the ABC Temporary Permit.

               (7) Contracts. The Contracts listed in EXHIBIT B constitute all of the service contracts and Equipment Leases that are presently in effect respecting the Hotel and the copies of the Contracts delivered or made available by Seller to Buyer are true, correct and complete copies, including all amendments thereto. There are no other franchise, brokerage or management agreements affecting the Property, other than any such agreements that shall be terminated by Seller at no cost to Buyer prior to Closing.

               (8) Defaults. Except as may be set forth in EXHIBIT O, with respect to the Tenant Leases there is, to Seller's knowledge (a) no default by any party to any Tenant Lease, (b) no event of default under any Tenant Lease which with the giving of notice or passage of time would ripen into a default, or (c) no assertion of any defense, or right of set-off, under any Tenant Lease. To the best of Seller's knowledge, there exists no default by any other party with respect to the Contracts.

               (9) Environmental Matters. Except as set forth in any reports delivered to Buyer by Seller, being the reports described in EXHIBIT P (the "ENVIRONMENTAL REPORTS"), or as otherwise disclosed in EXHIBIT O, there are, to Seller's knowledge, no underground storage tanks at or used in connection with the Property, and there has been no release of, nor is there present, any "Hazardous Material" at or upon the Property, in a quantity or condition which could, as of the date hereof, give rise to a claim under any "Environmental Law". Without limitation of the foregoing, Seller hereby represents and warrants that, to Seller's knowledge, Seller has not taken any actions to contaminate the Land or the surrounding ground water, and knows of no such contamination at the Property. The term "HAZARDOUS MATERIAL" shall mean asbestos, petroleum products, mold, microbial contaminants and any other chemical, waste or substance which has, as of the date hereof, been determined to be hazardous or a pollutant, or is otherwise regulated by the U.S. Environmental Protection Agency, the U.S. Department of Transportation, or any instrumentality authorized to regulate substances in the environment which has jurisdiction over the Property ("ENVIRONMENTAL AGENCY") which substance causes the Property (or any part thereof) to be in violation of any applicable Environmental Law or dangerous to human health or safety; provided, however, that the term "Hazardous Material" shall not include (x) motor oil and gasoline contained in or discharged from vehicles not used primarily for the transport of motor oil or gasoline, unless the subject of a material release, or (y) materials which are stored or used in the ordinary course of a tenant's occupancy at (or Seller's or Seller's managing agents' operation of) the Property, and which are stored, used, held, or disposed of in compliance with all applicable Environmental Law. The term "ENVIRONMENTAL LAW" means all applicable Federal, State and local laws and regulations relating to the existence of any Hazardous Material on the Property.

               (10) Conflict with Laws and Agreements. To Seller's knowledge, the execution and delivery by Seller of, and the performance and compliance by Seller with, the terms and provisions of this Agreement do not violate any of the terms, conditions or provisions of (i) any judgment, order, injunction, or ruling of any court or other governmental authority to which Seller, or the Property, is subject, (ii) any agreement to which Seller and the Property are subject, or (iii) any decree, law, or regulation. To Seller's knowledge, no consent, waiver or approval by any third party is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of the obligations to be performed by Seller under this Agreement.

               (11) Financial Statements. To Seller's knowledge, the audited financial statements for the Hotel for calendar years 2000 through 2004 and the unaudited year-to-date financial statement for 2005, all of which are attached hereto as EXHIBIT Q, are true, complete and correct in all material respects.

               (12) Copies of Due Diligence Materials. To Seller's knowledge, all Due Diligence Materials delivered to Buyer are true, correct and complete copies of the same.

               (13) Labor Contracts and Employee Benefit Plan. There are no labor or union contracts or bargaining agreements in effect with respect to the Hotel, nor is Seller currently negotiating with, nor, except as set forth on EXHIBIT O, has Seller been asked within the past twelve (12) months by any person to negotiate in connection with entering into, any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other person representing or seeking to represent any employees. As of Closing, Seller shall terminate (i) except as otherwise approved by Buyer in writing in its sole and absolute discretion, the coverage of all employees (whether "Retained Employees", as hereinafter defined, or otherwise) as active participating employees of Seller, in all of Seller's retirement plans, welfare plans, supplemental retirement plans, deferred compensation plans and severance plans, and (ii) all employment contracts between all employees, whether Retained Employees or otherwise.

               (14) ERISA. Neither (i) any assets of Seller, nor (ii) any funds to be used by Seller with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to ERISA or the Code considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Seller is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: "CODE" shall mean the Internal Revenue Code of 1986, as amended; "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and "PLAN" shall mean a "plan" as that term is defined in Section 3(3) of ERISA or
Section 4975 of the Code.

               (15) [Intentionally Reserved.]

               (16) Taxes. Within the sixty (60) month period prior to the Closing Date, Seller has not received written notice of any open audit or outstanding notice of deficiency or delinquency with respect to any excise taxes or any sales, use or payroll taxes to which the Hotel operations are subject. Seller has duly filed all required federal, state and local tax returns and reports. To Seller's knowledge, all such tax returns and reports were correct and complete in all material respects and all taxes owed by the Seller (whether or not shown on a tax return) have been paid or will be paid prior to delinquency. Except for prorated items or as otherwise expressly set forth in
Section 7E, Buyer is not assuming, and Seller shall indemnify, save, defend and hold harmless Buyer from and against any and all liability for taxes (and related penalties and interest) accrued or pertaining to periods ending on or before the Closing Date, including, without limitation, any such liability pursuant to the Seller Tax Audit.

               (17) Vouchers. To Seller's knowledge, the list of Vouchers, as set forth on EXHIBIT R, as updated by Seller pursuant to Section 7C(4), and subject to Buyer's written approval, are the only outstanding Vouchers relating to the Property, and EXHIBIT R correctly lists the aggregate Vouchers face value.

               (18) Intellectual Property. To Seller's knowledge, Seller owns all rights in, and has all rights necessary to transfer the, Intellectual Property being sold hereunder. For the purposes of this Agreement, "INTELLECTUAL PROPERTY" means, as used in connection with the Property, (i) the use of the name "Casa Munras Garden Hotel," (ii) any domain name, (iii) confidential information, goodwill and other intangible assets of Seller relating to the operation of the Property, and (iv) any other proprietary or intellectual property rights of any kind. Seller has not received notification of any claims or actions by any party disputing or challenging Seller's right to use or transfer such Intellectual Property.

               (19) Labor Disputes. To Seller's knowledge, during the five (5) years preceding the date hereof, the Property has not experienced any labor disputes or organizational efforts or as otherwise disclosed on EXHIBIT O. To Seller's knowledge, there are no outstanding claims or actions or threatened claims or actions, by any current or former employee of the Hotel against Seller, the Key Management Employees or the Property, except as disclosed on EXHIBIT O.

               (20) Personal Property. Seller holds good and marketable title to, and the entire right, title and interest in and to, the Personal Property, free and clear of any and all leases and, to the best of Seller's knowledge, free and clear of all liens and encumbrances, other than the Equipment Leases and liens in favor of Seller's existing lenders to be paid off or released at Closing. Seller has not received written notice of any liability or other claim regarding the good and marketable title to the Personal Property.

               (21) Latent Defects. To Seller's knowledge, there are no material latent defects in any of the roof, foundation, other structural elements, elevators, heating and air conditioning and ventilation systems, plumbing and electrical systems, boilers and furnaces and sprinkler systems, and other building power, mechanical and operating systems of the Improvements. For purposes hereof, a "latent defect" is any condition materially impairing the function or structural integrity of any item which is not readily apparent by ordinary visual inspection of such item.

               (22) Other Property in Vicinity. Seller is not the owner of any fee simple, leasehold or other interest in any hotel, motel or other hospitality project adjacent to, or within a twenty (20) mile radius of the Property.

For the purposes of this Section 9A, references to "To Seller's knowledge," or "Seller has no knowledge" shall mean the direct, present, personal knowledge, based upon their experience in the day-to-day management and operation of the Property and the administration and management of the business and affairs of Seller, of each of the Managing Members, and Seller represents that these are individuals who have knowledge of the Hotel and its operations. For purposes of the foregoing, "direct, present, personal knowledge" shall be deemed to mean (i) an investigation and review of such books and records pertaining to the Property or Seller as determined by Seller to be reasonably prudent, (ii) enquiry of the general manager of the Property, and (iii) such other investigations as Seller determines to be prudent using Seller's reasonable business judgment (but without requiring enquiry to, or independent investigation by, unrelated third parties). Notwithstanding anything to the contrary in this Agreement, any cause of action by Buyer under this Agreement, as commenced by delivery of a Dispute Resolution Notice, for a breach by Seller of the representations and warranties or any other provision in this Agreement or any certificate delivered in connection herewith shall survive until the date that is the earlier of (i) the date the Seller is liquidated, or (ii) twelve (12) months after the Closing Date (the period beginning on the date hereof and ending on such date being herein called the "SURVIVAL PERIOD"), at which time such representations and warranties and other provisions (and any cause of action resulting from a breach thereof) shall terminate except as to (i) any breach with respect to which Buyer gives Seller written notice (identifying such breach with reasonable detail) before the expiration of the Survival Period and (ii) the indemnification and rights provided in Sections 12I(3) (related to indemnification for certain claims under securities laws), which shall be continuing rights and shall survive the Seller Partner's

Meeting, expiration or termination of this Agreement, and/or Closing, as the case may be, until the expiration of all applicable statutes of limitation.

          B. Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to Seller:

               (1) Authority. Buyer has all requisite limited liability company power and authority to execute and deliver, and to perform all its obligations under, this Agreement.

               (2) Due Execution. This Agreement and the other documents to be executed and delivered by Buyer hereunder constitute or will constitute (as of the date same are executed) a legal, valid and binding obligation of Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other documents to be executed and delivered by Buyer hereunder have been duly authorized by all necessary action on the part of Buyer and do not and will not (a) require any consent or approval that has not been obtained under Buyer's organizational documents, or (b) violate any provision of Buyer's organizational documents.

               (3) No Bankruptcy/Dissolution Event. No Bankruptcy/Dissolution Event has occurred with respect to Buyer or any of its partners or members, as applicable.

               (4) Purchase Funding. Buyer is a single-purpose, limited liability company formed specifically for the purpose of purchasing the Property as contemplated in this Agreement and Buyer does not, as of the Effective Date, have sufficient capital or financing to complete such purchase (the "PURCHASE FUNDING"); provided, however, that Buyer expects to obtain the Purchase Funding from Farallon Larkspur Investors, LLC, a Delaware limited liability company ("FARALLON LARKSPUR"), subject to the provisions of the "Conditional Funding Letter" attached hereto as EXHIBIT U. If Buyer delivers the Approval Notice, as it may elect to do in its sole discretion pursuant to Section 5D, in so doing, Buyer shall be representing and warranting to Seller that, as of the date that the Approval Notice is delivered to Seller, Buyer expects to obtain the Purchase Funding at Closing and that Buyer has presented the transaction contemplated by this Agreement to the board of its sole member for its approval and that the board of the Buyer's sole member has approved delivery of the Approval Notice upon the terms, and subject to the conditions, of this Agreement.

Notwithstanding anything to the contrary in this Agreement, any cause of action by Seller under this Agreement, as commenced by delivery of a Dispute Resolution Notice, for a breach by Buyer of the representations and warranties or any other provision in this Agreement or any certificate delivered in connection herewith shall survive until the expiration of the Survival Period, at which time such representations and warranties and other provisions (and any cause of action resulting from a breach thereof) shall terminate except as to (i) any breach with respect to which Seller gives Buyer written notice (identifying such breach with reasonable detail) before the expiration of the Survival Period and (ii) the indemnification and rights provided in Sections 12I(4) (related to indemnification for certain claims under securities laws), which shall be continuing rights and shall survive the expiration or termination of this Agreement, and/or Closing, as the case may be, until the expiration of all applicable statutes of limitation.

          C. Termination of Existing Management and Leasing Agreements. That certain agreement captioned Management Agreement, by and between Westland Hotel Corporation, an affiliate of Young and Seller (the "HOTEL MANAGEMENT AGREEMENT"), and all other management, franchise and brokerage agreements, if any, shall each be terminated as of the Closing Date, at Seller's sole cost, by a binding agreement (i.e., one for each of the Hotel Management Agreement and each other management, franchise and brokerage agreement) to be executed by the parties to such agreements (each in such form as is satisfactory to Buyer in its sole discretion), pursuant to which the Hotel Management and each other management, franchise and brokerage agreement, respectively, is terminated, cancelled and of no further force or effect of the Closing Date (collectively, the "TERMINATION AGREEMENTS"). All such Termination Agreements shall expressly provide that Buyer is a third party beneficiary of all rights, remedies and benefits thereunder. On the Closing Date, there shall be no contract or agreement in effect between Seller and any party for management, franchising or brokerage of the Property after the Closing Date. There shall be no fees, payments, commissions or other sums due and owing in connection with the Hotel Management Agreement or any other management, franchising or brokerage agreement or any other agreement for the period prior to the Closing Date.

          D. Certain Covenants of Seller and Buyer. Until the Closing Date or the sooner termination of this Agreement:

               (1) Compliance; Property Maintenance. Seller shall use reasonable efforts to comply in all material respects with the Tenant Leases and Contracts and shall continue to make all payments due thereunder prior to delinquency (whether or not Buyer shall assume the same). Seller shall maintain the Property in good condition and repair in accordance with industry standards, and maintain adequate supplies and inventory as is customary with other hotels of similar quality and standards and at levels of not less than 95% of any line item in the First Inventory, all pursuant to a commercially reasonable and prudent course of business (such obligation to include the maintenance of Seller's casualty and liability insurance policies in such course of business), subject to reasonable wear and tear and further subject to damage or destruction by casualty or eminent domain. Buyer shall have the right to inspect the Property prior to Closing to determine if Seller has breached the covenant of Seller in the second sentence of this Section 9D(1). If Buyer determines to make a claim that Seller has not fully complied with the provisions of this paragraph, the matter shall be resolved pursuant to the dispute resolution provisions set forth in Section 12E of this Agreement. Following expiration of the Due Diligence Period and through the period ending with the Closing Date (the foregoing period being the "SHADOW MANAGEMENT PERIOD"), Seller shall use its commercially reasonable efforts to permit Buyer and Buyer's representatives to be present at the Property and shall cooperate with Buyer and Buyer's representatives for the purposes of effecting a smooth transition of ownership and operations. Seller shall, subject to the availability of Hotel guest rooms as determined by Seller in its reasonable discretion, as requested by Buyer from time to time on at least seven (7) days advance notice, and provided there is no material disruption to Seller's normal operation of the Hotel, provide up to three (3) complimentary guest rooms at the Property for use of Buyer's employees and consultants during the Due Diligence Period and Shadow Management Period for purposes of investigating the Property and for otherwise effecting a smooth transition of ownership and operations. During such Shadow Management Period, Seller and Seller's representatives and employees shall, with reasonable advance notice, use their commercially reasonable efforts to cooperate with Buyer's and Buyer's representative's efforts to install Buyer's operational systems

(and to allow Buyer to train the Property's employees thereon), including but not limited to, computer networks, property management systems, reservation systems, credit card processing systems and time clock systems at the Property, so that these systems are operational immediately upon the Closing. Seller's business decisions with respect to the operation of the Property regarding any matter relating to the period after the Closing Date (e.g., rates for advance reservations and hiring of supervisory or management staff) shall be subject to the approval of Buyer in its sole and absolute discretion. Seller shall not sell, remove or otherwise dispose of any significant items of Personal Property (other than supplies or materials used in connection with the operation or maintenance of the Hotel, which supplies or materials shall be replaced as used) unless replaced with an item of like value, quality and utility. In the event that any Key Management Employees resign or their employment is terminated by Seller, Seller shall make reasonable and good faith efforts to replace such employees with competent and suitable replacements and shall otherwise ensure adequate coverage for such positions at all times. During the Shadow Management Period, Buyer shall be entitled, without obligation to do so, to approve in its reasonable discretion any replacements to Key Management Employees.

               (2) Contracts and Agreements. If this Agreement is in effect after the expiration of the Due Diligence Period, Seller shall not thereafter enter into any additional service contracts, equipment leases or other similar agreements relating to the operation of the Property or the making of capital improvements to the Property (or amend or modify any such agreements then in existence) that will be binding upon the Property or Buyer after the Closing Date without the prior consent of Buyer in its sole discretion, provided, however, that in the event that Seller is required to act on an emergency basis to enter into any such contract to prevent material damage to the Property or its operation, Seller may do so provided that at the earliest possible opportunity it notifies Buyer of such action and provides Buyer with copies of any such contracts (or amendments or modifications). Seller covenants and agrees to deliver to Buyer, at least five (5) days prior to the expiration of the Due Diligence Period, copies of any such agreements (or amendments or modifications) entered into by Seller during the Due Diligence Period. Following the Effective Date, Seller shall not terminate or enter into any amendments or modifications of any of the Contracts, Equipment Leases or similar agreements relating to the operation of the Property, including, marketing and advertising agreements and guest room contracts without Buyer's prior written consent which may be given or withheld in Buyer's sole and absolute discretion. Further, Seller agrees to request on a timely basis from the Key Management Employees all material financial reports in the ordinary course of business that such managers are required to submit to Seller and to deliver a copy of the same upon receipt to Buyer. Seller agrees to fully comply in all material respects with the terms of the Contracts.

               (3) Tenant Leases. If this Agreement is in effect after the expiration of the Due Diligence Period, Seller shall not thereafter enter into any new Tenant Leases, any amendments or modifications of existing Tenant Leases (or terminate any existing Tenant Leases) thereafter without the consent of Buyer in its sole discretion. Seller agrees to fully comply in all material respects with the terms of the Tenant Leases.

               (4) Approval Standard. If Seller delivers a written request to Buyer for Buyer's approval of any matter for which Buyer's approval is required under this Section 9D (an "APPROVAL REQUEST"), and Buyer fails to deliver to Seller its written approval or disapproval of such Approval Request within five
(5) business days after its receipt of such Approval Request, then Buyer shall be deemed to have approved the matter that is the subject of such Approval Request.

               (5) Safety Deposit Boxes. On that date which is two (2) days prior to the Closing Date, Seller shall cause a notice to be sent to all hotel guests who have items in the Hotel's front desk safety deposit boxes advising them of the pending sale of the Hotel and requesting their removal and verification of their property within such boxes on the day which is one (1) day prior to the Closing Date. Buyer may have a representative present at the Hotel on the day of Closing for the purpose of viewing such removal and verification. Guests not responding to the written notice shall be listed at the end of the day prior to the day of Closing. The safety deposit boxes shall be opened on the Closing Date in the presence of representatives of Seller and Buyer to be agreed upon between Seller and Buyer, and such guests' property shall be inspected and recorded. All guests' property in the safety deposit boxes that is so inspected and thereafter remains in the hands of Buyer shall be the responsibility of Buyer and Buyer shall save, defend and hold Seller harmless from any claims which may be asserted by any guest with respect to such property. Buyer shall have no responsibility for property not so verified or recorded.

               (6) Property of Guests and Lessees. All baggage, parcels, or property checked or left in the care of Seller by then-current guests or lessees now or formerly in the Hotel shall be sealed and listed in any inventory prepared jointly by Seller and Buyer as of the Closing Date and initialed by Seller and Buyer. Buyer shall be responsible from and after the Closing for all items listed in such inventory and, where the seals have been broken after the Closing, for the contents thereof. Buyer shall also be responsible for all sealed baggage, parcels, or property that is shown on such inventory. Seller shall be responsible for all sealed baggage, parcels, or property that is not shown on any such inventory.

               (7) Estoppel Certificates. Seller shall use its commercially reasonable efforts to obtain estoppel certificates and subordination and nondisturbance agreements (collectively, the "TENANT ESTOPPEL CERTIFICATES") from the tenants under the Tenant Leases in a form reasonably approved by Buyer or such form as may be required pursuant to the terms of the applicable Tenant Lease, and, to the extent Seller obtains such Tenant Estoppel Certificates, deliver the same to Buyer at least five (5) business days prior to the Approval Date. Further, Seller shall use commercially reasonable efforts to obtain from any other third-parties estoppel certificates and subordination and nondisturbance agreements reasonably required by Buyer as a result of its due diligence regarding the Property (collectively, the "THIRD-PARTY ESTOPPELS"), in forms satisfactory to Buyer. In the event that Seller has been unable prior to the Approval Date to obtain the Tenant Estoppel Certificate or any requested Third-Party Estoppels, such failure shall not constitute a default of Seller hereunder provided that Seller used commercially reasonable efforts to obtain the same; provided, however, that, unless Seller advises Buyer in writing at least five (5) business days prior to the Approval Date that Seller does not reasonably believe, using commercially reasonable efforts, that the Tenant Estoppel Certificate or Third-Party Estoppels can be obtained prior to the Closing Date, the delivery of the Tenant Estoppel Certificates and the Third-Party Estoppels to Buyer that have not been obtained prior to the Approval Date shall be a condition precedent to Buyer's obligation to close on the acquisition of the Property and if such condition precedent shall fail to occur, Buyer may terminate this Agreement, in which case the Deposit shall be returned to Buyer and neither party shall have any further obligations hereunder, except for those obligations that expressly survive termination of this Agreement.

               (8) Bookings. Up until Closing, Seller shall continue to market the Hotel and take all bookings and reservations for room rentals at the Hotel in the ordinary course of business and for the use of other facilities at the Property for periods subsequent to the Closing Date, provided such bookings and reservations are upon substantially the same or better terms and rates which Seller would require and charge in the normal and customary operation of the Property.

               (9) Exclusivity.

                    (a) Except for the Back-up Offer (as defined in Section 16), which Seller expressly acknowledges and agrees is subject to, and subordinate to, this Agreement, and subject to the fiduciary duties of the General Partner and the Managing Members under applicable law to consider Competing Transactions as provided in subsection (b) below, neither Seller, General Partner, nor Managing Members shall initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Transaction (as defined below) or Competing Transaction proposal (and Seller shall direct Seller's Broker to comply with the foregoing), or negotiate or have any discussions with any person in furtherance of such inquiries or to obtain a Competing Transaction or Competing Transaction proposal, or disclose any nonpublic information or afford access to its personnel, properties, books or records to, any person that has made, or to Seller's knowledge, is considering making, a proposal for a Competing Transaction, or agree to or endorse any Competing Transaction or Competing Transaction proposal, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, sale of the Property agreement, asset purchase or securities exchange or issuance agreement, option agreement, or other similar agreement related to any Competing Transaction or Competing Transaction proposal or propose or agree to do any of the foregoing, or authorize any of its officers, employees or any investment banker, broker, financial advisor, attorney, accountant or any other representative retained by it or any of its affiliates (the "Representatives") to take any such action, and will cause the Representatives not to take any such action.

                    (b) Notwithstanding subsection (a) above, the General Partner and Managing Members have disclosed that they may have fiduciary duties under applicable law to consider Competing Transaction proposals. The General Partner of Seller shall be permitted to consider a Competing Transaction proposal, and the General Partner shall be relieved of its obligations set forth in Section 17, if and to the extent that all of the following conditions are met: (i) the General Partner of Seller concludes in good faith (after consulting with outside legal counsel) that failure to consider a Competing Transaction proposal would be inconsistent with its fiduciary duties under applicable law to consider a Competing Transaction proposal, and (ii) before taking any such action, Seller promptly gives Buyer (orally and in writing) notice advising Buyer of the decision of the General Partner of Seller to take such action, including the reasons therefore, and such notice specifies the material terms and conditions of such Competing Transaction proposal and identifies the person making such Competing Transaction proposal (and Seller will also promptly give Buyer such a notice with respect to any subsequent material change in such proposal) and Seller has given Buyer at least three (3) business days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Competing Transaction proposal and has negotiated in good faith with Buyer with respect to such proposed revisions or other proposal. If neither the Buyer nor the Seller is in breach of its respective obligations under this Agreement, and Buyer does not respond to Seller within such three day period, or if, following such good faith negotiations, Buyer and Seller are unable to agree upon revisions to this Agreement or another proposal in response to a Competing Transaction proposal that would enable the General Partner, in the exercise of its fiduciary duties to the Seller's Partners, to recommend to its Limited Partners the approval of the proposed sale of the Property to the Buyer, then the Seller may terminate this Agreement, and neither Seller nor Buyer will have any further obligation to the other, except that Seller shall be obligated to promptly pay to Buyer a fee of One Hundred Thirty-Nine Thousand Dollars ($139,000) (or, only in the event that a Competing Transaction is proposed by Lotus Hospitality, Inc. or its affiliate, a fee of Two Hundred Fifty Thousand Dollars ($250,000)) (the "Breakup Fee"). In the event that the Closing does not occur as a result of the breach or default by Seller under this Section 9D(9), the Buyer shall have the right to pursue all remedies available to it provided hereunder or at law or in equity, including specific performance or injunctive relief. For purposes of this Agreement, "COMPETING TRANSACTION" shall mean any of the following involving any person (other than Buyer and Lotus Hospitality, Inc. or its affiliate ("Lotus"); provided that a proposed transaction with Lotus shall be deemed a Competing Transaction unless it is in substantially the form of the Back-Up Offer (as defined herein) or is an amendment to the Back-Up Offer with the effect of having Lotus purchase the Property on substantially the terms and conditions set forth in this Agreement with Buyer as if Lotus were the Buyer, with certain changes as to the timing of the transaction and certain other minor changes): consolidation, securities exchange or other business combination with or into the Seller; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Seller other than in the ordinary course of business; a sale of partnership interests (other than to Seller or to Rothman and Young or their family members or affiliated entities) (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire partnership interests), representing five (5) percent or more of the voting power of Seller; or a tender offer or exchange offer for at least five (5) percent of the outstanding partnership interests of Seller. Notwithstanding the foregoing, or any other provision of this Agreement, the obligations of the Seller and its General Partner and the Managing Members imposed by this Section 9D(9) and by Section 16, other than with respect to the payment of the Breakup Fee if required by the conditions set forth above, will terminate upon the earliest to occur of (x) the termination of this Agreement for any reason, (y) the breach by the Buyer of any provision of this Agreement, (z) such time as Seller has reason to believe, and so notifies Buyer of Seller's belief, that Buyer is either unwilling or unable to close the purchase of the Property as provided for in this Agreement, and Buyer fails to provide reasonable written assurances to Seller of Buyer's intent and ability to complete the purchase within ten (10) days from the receipt of such notification from Seller. Buyer and Seller acknowledge and agree that, for purposes of the preceding sentence, a current letter in substantially the form and substance of Exhibit U, the Conditional Funding Letter, updated to a then current date from Farallon Larkspur (or another lending source reasonably acceptable to Seller with sufficient capital to provide Purchase Funding) shall constitute reasonable assurances of Buyer's ability to perform the financial obligations to complete the purchase of the Property.

               (10) Bulk Sales. Seller, at no expense to Buyer, shall comply with all applicable "bulk sales laws" in a timely manner (taking into account the timing of the Closing) and shall provide reasonably satisfactory evidence of such compliance to Buyer.

               (11) WARN Act. Seller shall take all actions and provide all notices necessary to ensure the compliance with the United States Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. and the California Labor Code Section 1400 et seq. (collectively, "WARN ACT") and shall save, defend, indemnify and hold harmless Buyer from and against any and all liability relating to a failure to take any action or provide any notice required under the WARN Act. Irrespective of the applicability of the WARN Act, Seller shall terminate all Hotel employees effective no later than the Cut-off Time and shall provide reasonably satisfactory evidence of such compliance to Buyer.

               (12) Hold-Back Escrow. Seller shall deposit at Closing, from the proceeds Seller receives at Closing, into a separate escrow account with Title Company the sum of Fifty Thousand and No/100 Dollars ($50,000) (together with all accrued interest thereon, the "REQUIRED RESERVE") until one hundred twenty
(120) days after the Closing Date (the "CLAIM PERIOD"), without limiting Buyer's other rights and remedies under this Agreement, for the express purpose of adjusting any of the prorations pursuant to Sections 7N and 7O and offsetting any post-closing liabilities of Seller or paying damages to which Buyer may be entitled under this Agreement. Buyer shall give written notice during the Claim Period to Seller and Title Company of any claim of Buyer against Seller or any claim made against Buyer by a third party which Buyer intends to seek reimbursement or indemnification from Seller pursuant to this Agreement, specifying the nature and estimated amount, as reasonably determined by Buyer, of such claim. If the Seller shall agree with Buyer as to the merits of such claim, then the Seller shall notify the Title Company of the amount of the undisputed portion of the Claim, up to but not exceeding the then remaining principal balance in the Required Reserve, and the Title Company shall thereupon cause such amount to be released from the Required Reserve to the Buyer. Upon the expiration of Claim Period, if the aggregate estimated amount of all claims made during the Claim Period (the "CLAIM AMOUNT") is less than the Required Reserve, the Required Reserve shall be reduced to the Claim Amount, and Title Company shall deliver the balance of the Required Reserve to Seller without further instruction, consent or written authorization by Buyer and this provision shall constitute the mutual escrow instructions to Title Company and Title Company shall be entitled and required to rely upon such instructions to return the balance to Seller without the consent or further action by Buyer. If Buyer has made no claims during the Claim Period, upon the expiration of the Claim Period, Title Company shall deliver the entire Required Reserve to Seller. Title Company shall continue to hold all or such portion, as applicable, of the Required Reserve remaining in escrow after the expiration of the Claim Period until a final determination of the rights of the parties subject to such claim(s) is made in an appropriate proceeding, provided that if such claim is not resolved and Buyer has not commenced a lawsuit or other proceeding for each claim made during the Claim Period within the six (6) month period following the Claim Period, then the Claim Amount attributable to each such claim with respect to which lawsuit or other proceeding shall not have been commenced shall be released by Title Company to Seller. Notwithstanding the foregoing, Title Company shall release funds from the Required Reserve in accordance with the provisions and procedures of Sections 7N and 7O to the extent the Buyer's claim relates to the adjustment of any of the prorations pursuant to Sections 7N and 7O and offsetting any post-closing liabilities of Seller and in accordance with the provisions and procedures of this Section 9D(12) to the extent Buyer's claim relates to any other claim or damages to which Buyer may be entitled under this Agreement, and this provision shall constitute the mutual escrow instructions to Title Company and Title Company shall be entitled and required to rely upon such instructions to release such funds to Buyer without the consent or further action by Seller if provided by such provisions and procedures.

               (13) ABC Update. Promptly following the Effective Date, Seller shall update the records of the current Liquor License holder with "ABC" (as defined herein) to reflect its current structure, officers and ownership and shall comply with all other requirements of ABC so as to not otherwise impede the transferability of the Liquor License to "Applicant" (as defined herein) in accordance with the terms of Section 14 hereof.

               (14) Liquidation and Distribution. Buyer acknowledges that Seller intends to dissolve and liquidate following the Closing Date. Seller agrees to provide Buyer with reports as may be reasonably requested regarding the dissolution and liquidation of Seller and to provide notice to Buyer of its actual liquidation and dissolution not less than ten (10) days and not more than thirty (30) days prior to Seller's actual date of liquidation and dissolution.

     10. AS-IS, WHERE-IS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR CERTIFICATE DELIVERED PURSUANT HERETO, THE SALE AND TRANSFER OF THE PROPERTY HEREUNDER IS AND WILL BE MADE ON AN "AS IS, WHERE IS" BASIS AND SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT OR CERTIFICATE DELIVERED PURSUANT HERETO, DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY OR ANY OTHER MATTER WHATSOEVER. BUYER HAS OR WILL HAVE ADEQUATE OPPORTUNITY WITHIN THE TIME CONSTRAINTS IMPOSED BY THIS AGREEMENT TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND (EXCEPT AS SET FORTH IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT DELIVERED PURSUANT HERETO AT CLOSING) WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF SUCH EXAMINATIONS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER.

     11. Conditions to Closing.

          A. Seller's Conditions to Closing. Seller's obligations to perform its undertakings provided in this Agreement (including its obligation to sell the Property) are conditioned on the following (unless waived in writing by Seller in its sole discretion but if such condition shall not be waived by Seller, then Seller may terminate this Agreement, in which case this Agreement shall no longer be in effect ):

               (1) Performance by Buyer. Buyer shall have duly performed in all material respects each and every undertaking and agreement to be performed by it hereunder (including the delivery to Seller of the items specified to be delivered by Buyer in Section 6).

               (2) Accuracy of Representations and Warranties. The representations and warranties of Buyer are true and correct in all material respects as of the Closing Date as if made on such Closing Date.

               (3) Closing Funds. Prior to the Closing Date, Buyer shall have deposited into escrow all funds necessary to meet its obligations to pay the Purchase Price, as may be adjusted herein, at the Closing.

          B. Buyer's Conditions to Closing. In addition to the conditions provided in other provisions of this Agreement, Buyer's obligations to perform its undertakings provided in this Agreement (including its obligation to purchase the Property) are conditioned on the following (provided that Buyer may waive any such condition, but if such condition shall not be waived by Buyer, then Buyer may terminate this Agreement, in which case this Agreement shall no longer be in effect except for the provisions herein which expressly survive such termination and the Deposit shall be released by Title Company to Buyer):

               (1) Performance by Seller. Seller shall have duly performed in all material respects each and every undertaking and agreement to be performed by it hereunder (including the delivery to Buyer of the items specified to be delivered by Seller in Section 6).

               (2) Title Policy. Without limitation of Section 4, Buyer shall have received an irrevocable and unconditional commitment from Title Company to issue an owner's title policy insuring Buyer's fee ownership interest in the Improvements and all applicable easements ("TITLE POLICY") in the full amount of the Purchase Price conforming to all the requirements of the Title Report as approved or deemed approved by Buyer during the Due Diligence Period (including, without limitation, an ALTA 1970 Form B (as amended 10/17/70), extended coverage and all endorsements available in California requested by Buyer during the Due Diligence Period, subject only to the Permitted Exceptions), dated as of the time and date of the recordation of the Deed.

               (3) UCC Statements. Buyer shall have received a UCC search statement showing no liens on Personal Property other than (i) UCCs filed in connection with Equipment Leases which Buyer has agreed to assume, and (ii) UCCs held by Seller's lender, if any, to be to be paid and released at Closing.

               (4) Accuracy of Representations and Warranties. The representations and warranties of Seller made on the Effective Date are true and correct in all material respects as of the Closing Date as if made on such Closing Date.

               (5) Liquor License. Subject to Section 14 hereof, Buyer shall have received approvals from the California State Liquor Control Board and the local zoning department, as necessary, to obtain a transfer of the Liquor License or a new liquor license or a temporary liquor license.

               (6) Estoppel Certificates. Except as provided in Section 9D(7), Buyer shall have received the Tenant Estoppel Certificates that had not been obtained prior to the Approval Date and the Third-Party Estoppels, each in form and content satisfactory to Buyer. In addition to the foregoing, Buyer shall have used its commercially reasonable efforts to have received down-dated, re-affirmed Tenant Estoppel Certificates that had been obtained prior to the Approval Date, each in form and content satisfactory to Buyer.

               (7) Termination of Contracts Not Assumed by Buyer. The parties to all Contracts not assumed by Buyer shall have been delivered termination notices on or before the Closing Date, terminating such Contracts effective as of the Closing Date, and Buyer shall receive written evidence of the same.

               (8) Utility Services. Buyer shall have received evidence reasonably satisfactory to Buyer of the absence of any overdue payments with respect to any utility services at the Property, including, without limitation, water and electricity service or shall have received a credit against any overdue payments with respect to such utility services.

               (9) Termination of Existing Management and Leasing Agreements. Notwithstanding any other provision of this Agreement, Buyer shall not assume any obligations under the Hotel Management Agreement or any other management, franchise or brokerage agreements. In accordance with Section 9C hereof, Seller shall, as a condition to Buyer's obligation to Close, cause all such agreements to be terminated as of the Closing and shall deliver possession of the Hotel to Buyer (or Buyer's nominee) free and clear of any possession by, rights of or any claim by any party under such agreements, including, without limitation, any claim or rights of Westland Hotel Corporation, or its affiliates. Seller shall remain responsible for all amounts due or to become due under the Hotel Management Agreement, any other management, franchise and leasing agreements, and the Termination Agreements and shall indemnify, protect, defend, and hold Buyer harmless from and against all claims, liabilities, indemnities, releases, obligations, liens or encumbrances, losses, damages, costs and expenses, including reasonable attorneys' fees thereunder. Seller will deliver all Termination Agreements to Buyer in accordance with the provisions of Section 6B(1)(k). The provisions of this Section 11B(9) shall survive Closing.

               (10) ABC Update. Seller shall have updated the records of the current Liquor License holder with ABC to reflect its current structure, officers and ownership and shall have complied with all other requirements by a Department so as to not otherwise impede the transferability of the Liquor License, or the issuance of a temporary liquor license, to Applicant in accordance with the terms of Section 14.

          C. Seller Partner Approval Condition. In addition to the conditions provided in other provisions of this Agreement, for the mutual benefit of Buyer and Seller, Buyer's and Seller's obligations to close are conditioned upon Seller having obtained the Seller Partner Approval. In the event that Seller Partner Approval (as defined and described in Section 17 of this Agreement) has not been obtained within sixty (60) days after the Effective Date, Buyer shall thereafter have the right, without the obligation, by delivery of written notice to Seller, to terminate this Agreement pursuant to this Section 11C, in which case this Agreement shall no longer be in effect except for the provisions herein which expressly survive such termination and the Deposit shall be released by Title Company to Buyer, provided that if Seller Partner Approval is obtained and Seller has given notice to Buyer of that approval prior to Buyer exercising its right to terminate this Agreement, then Buyer shall no longer be entitled to terminate this Agreement pursuant to this Section 11C. In event that Seller Partner Approval is not obtained in the absence of a Competing

Transaction in which the Break-up Fee is payable to Buyer, and in the event that this Agreement is terminated pursuant to this Section 11C, or in the event Seller has failed to comply in all material respects with its obligations under
Section 17 (in the absence of a Competing Transaction in which the Break-up Fee is payable to Buyer), and in the event that this Agreement is terminated pursuant to this Section 11C, Seller shall forthwith upon demand reimburse Buyer for any and all actual third party fees, costs and expenses incurred by Buyer in connection with investigating, analyzing, and otherwise promulgating this transaction, provided that such amounts may not exceed an aggregate of Fifty Thousand Dollars ($50,000). In the event that Seller has complied with its obligations under Section 17 and Seller's Partners vote not to approve the proposed sale of the Property to Buyer on the terms and conditions of this Agreement, then Seller may terminate this Agreement pursuant to this Section 11C, and Seller's sole liability to Buyer hereunder, if any, shall be as provided in the immediately preceding sentence.

          D. Consequence of Failure of a Closing Condition. If either Buyer or Seller has the right to terminate this Agreement pursuant to this Section 11, then the party exercising its termination rights hereunder shall notify in writing the other party and Title Company of such election prior to the Closing Date, and the specific condition or conditions giving rise to such election. If either party shall deliver such written notice, and such notice is accompanied by a demand that Title Company deliver the Deposit to such party, Title Company shall promptly request from the non-requesting party written confirmation that release of the Deposit to the requesting party is acceptable and upon receipt of such written confirmation (or if no written confirmation or objection is received within five (5) business days of Title Company's request therefor), Title Company shall deliver the Deposit to the requesting party as demanded. If the non-requesting party raises an objection to release of the Deposit, the procedures set forth in the Interim Deposit Agreement shall govern Title Company's obligation to release the Deposit hereunder.

     12. Miscellaneous.

          A. Brokerage Issues. Buyer represents and warrants to Seller that no broker or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. Seller represents and warrants to Buyer that no broker or finder has been engaged by it in connection with any of the transactions contemplated by this Agreement other than Colliers International ("SELLER'S BROKER") or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Seller shall indemnify, protect, defend and hold Buyer harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, protect, defend and hold Seller harmless from and against the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. Seller shall pay all fees and commissions owing to Seller's Broker.

          B. Limitation of Affiliate Liability. No present or future direct or indirect partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of Buyer or any affiliate of such parties shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Seller, on its behalf and on behalf of its successors and assigns and, without limitation, all other persons and entities, shall look solely to the property of Buyer for the payment of any claim or for any performance, and Seller hereby waives any and all such personal liability. Except for General Partner (but only with respect to claims relating to fraud, willful misconduct, taxes, and authority of Seller to execute, deliver and perform this Agreement and with respect to its express obligations set forth in Sections 9D(9) and 17), and except for Managing Members (but only with respect to the covenant set forth in Section 17B), no present or future direct or indirect partner, member, manager, director, officer, shareholder, employee, advisor, affiliate or agent of Seller or any affiliate of such parties shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter. Except for General Partner (but only with respect to claims relating to fraud, willful misconduct, title to the Property, taxes, and authority of Seller to execute, deliver and perform this Agreement and with respect to its express obligations set forth in Sections 9D(9) and 17), and except for Managing Members (but only with respect to the covenant set forth in Section 17B), Buyer, on its behalf and on behalf of its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller for the payment of any claim or for performance of any obligation. For purposes of this Section 12B, no negative capital account or any contribution or payment obligation of any partner or member in Buyer shall constitute an asset of Buyer. The limitations of liability contained herein are in addition to, and not in limitation of, any limitation on liability applicable to Buyer or Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument.

          C. Assignment; Successors and Assigns. Seller may not assign its interest in this Agreement, or any of its rights or obligations hereunder, without the prior written consent of Buyer, which may be withheld in its sole discretion (in the event Buyer gives its consent to such assignment, such assignee of Seller shall assume in writing all of Seller's obligations hereunder, but Seller shall not be released from its obligations hereunder). Buyer may not assign its interest in this Agreement without the prior written consent of Seller except to one or more Qualified Assignees. As used herein, the term "Qualified Assignees" shall mean any entity that agrees to assume in writing all of Buyer's obligations hereunder and/or is controlled by or under common control with Buyer or Larkspur Hotels, LLC, a Delaware limited liability company. Such assignee of Buyer shall assume in writing all of Buyer's obligations hereunder, and in such event, Buyer shall be released of its obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and shall be binding upon the successors and assigns of the parties.

          D. Notices. Any notice which a party is required or may desire to give the other party shall be in writing and may be delivered (1) personally, (2) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice); or (3) by fax or e-mail of a document in portable document format (PDF), provided that such fax or e-mail shall be immediately followed by delivery of such notice pursuant to clause (1) or (2) above. Any such notice shall be addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

To Buyer:

Casa Munras Hotel, LLC
770 Tamalpais Drive, Suite 320
Corte Madera, California 94925
Attention: Karl K. Hoagland, III/Dennis Markus
Telephone: (415) 945-5000
Telecopier (415) 945-5002

With Copy To:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention: Real Estate Notices (SCS/HLS)
Telephone: (310) 201-8900
Telecopier: (310) 201-8922

To Seller:

Casa Munras Hotel Partners, L.P.
c/o Casa Munras GP, LLC, its general partner
4661 Arriba Drive
Tarzana, California 91356
Attention: John F. Rothman, Managing Member
Telephone: (818) 344-2894
Telecopier: (818) 344-0342

With Copy To:

Westland Hotel Corporation
8885 Rio San Diego Drive
San Diego, California 92108
Attention: Maxine Young
Telephone: (619) 297-4040
Telecopier: (619) 297-4084

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon actual receipt of the same by the party to whom the same is to be given. Notices may be given by facsimile transmission and shall be deemed given upon the actual receipt of the same by the individual to which they are addressed, and shall be promptly followed by a hard copy notice by mail as provided above. The attorneys for any party hereto shall be entitled to provide any notice that a party desires to give or is required to give hereunder.

          E. Dispute Resolution; Legal Costs.

               (1) Dispute Resolution. In the event a dispute or claim, other than an Excluded Matter, shall arise in connection with respect to the subject matter hereof, the enforcement of this Agreement or the Joinder attached hereto, the party seeking it shall give written notice thereof to the other party pursuant to the notice provisions of Section 12D of this Agreement (the "DISPUTE RESOLUTION NOTICE"), which notice shall set out in reasonable detail the nature of the dispute or claim and Buyer and Seller agree to follow the procedure set forth below to resolve such dispute or claim. The mediation and arbitration shall take place in San Francisco, California and shall be governed by California law. In the event a dispute or claim arises that is an Excluded Matter, each party shall be entitled to all rights and remedies as may be available under law or in equity without regard for this Section.

                    (a) Mediation. Before filing a suit, proceeding or instituting any formal legal action, Buyer and Seller hereby agree to mediate any such dispute or claim before resorting to formal arbitration or other court action. The mediator shall be a mutually agreed upon retired judge or justice, or an attorney with a least five years of real estate transaction law experience, unless the parties mutually agree to different qualifications for the mediator. The mediation shall be conducted within thirty (30) days of demand and, in the event the mediation is not conducted within said time period and the parties have used their reasonable best efforts to so mediate any dispute which may arise under this Agreement, the parties shall have no further obligation to mediate. Mediation fees, if any, shall be divided equally between the parties. If either party hereto commences an action based upon a dispute or claim to which this Section applies without first attempting to resolve the matter through mediation, then that party shall not be entitled to recover attorney's fees, costs or expenses even if that recovery would otherwise be available to that party in such action.

                    (b) Arbitration. The formal arbitration of any dispute or claim that has not been resolved by mediation shall be conducted pursuant to the commercial arbitration rules of the American Arbitration Association ("AAA"). The arbitration shall not be conducted under the auspices of the AAA unless both parties so agree in a separate writing executed at the time any dispute arises. Buyer and Seller agree that any dispute or claim in Law or equity arising between them out of this Agreement or any resulting transaction which is not settled through mediation for whatever reason, including the failure of a party to mediate as required by Subsection (i) above, shall be decided by neutral, binding arbitration, subject to the limitations on liability set forth in
Section 12B. The arbitrator shall be selected pursuant to the procedure set for in Subsection (iii) below and the arbitrator shall render an award in accordance with California Law. In all other respects, the arbitration shall be conducted in accordance with Part III, Title 9 of the California Code of Civil Procedure. Judgment upon the award of the arbitrator(s) may be entered in any court having jurisdiction. Notwithstanding anything to the contrary, the parties shall have the right to discovery in accordance with the Code of Civil Procedure, Paragraphs 1283 through 1283.1, inclusive.

                    (c) Selection of Arbitrator. If arbitration is necessary, the party seeking it shall provide the Dispute Resolution Notice to the other party. Within ten (10) days after such notice is sent, the parties shall each submit, one to the other, sent by U.S. Mail, a list of seven (7) persons that each party proposes to serve as the arbitrator. If within ten (10) days following receipt of the above lists by each of the parties, they are unable to agree on an arbitrator, the parties, or either of them, may petition the San Francisco Superior Court of the State of California to select an arbitrator pursuant to the provisions of the Code of Civil Procedure Section 1281.6.

                    (d) Excluded Matters. As used herein, "EXCLUDED MATTER" means any claim arising before the Closing occurs for which injunctive relief is requested.

               (2) In the event any suit or other proceeding (including any arbitration proceeding) with respect to the subject matter hereof or the enforcement of this Agreement or the Joinder be instituted by a party, the prevailing party in such action (as determined by the court, arbitrator, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may, subject to the limitations on liability set forth in Section 12B., be awarded, shall be entitled to recover reasonable attorneys' fees, expenses, and costs of investigation actually incurred. The foregoing includes, but is not limited to, reasonable attorneys' fees, expenses and costs of investigation incurred in (1) appellate proceedings; (2) in any post-judgment proceedings to collect or enforce the judgment; (3) establishing the right to indemnification; and (4) any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Section 101 et seq.) This provision is separate and several and shall survive the consummation of the transaction contemplated by this Agreement or the earlier termination of this Agreement.

          F. Confidentiality. All reports obtained by Buyer or generated with respect to the Property pursuant to Buyer's investigation, the terms of the conveyance contemplated in this Agreement, including the Purchase Price and all other financial terms, and the details of this Agreement, including the identity of Buyer, shall remain confidential and shall not be disclosed by either party hereto without the written consent of the other except (i) to any Qualified Assignee, (ii) to any governmental entity entitled to the same such as the Securities and Exchange Commission and the California Department of Alcoholic Beverage Control, (iii) to Buyer's, Seller's and such party's directors, officers, affiliates, partners, shareholders, members, employees, legal counsel, lenders, potential lenders and investors, accountants, engineers, architects, financial advisors, professionals, management companies and consultants to the extent such party deems it necessary in connection with the transaction contemplated hereunder, (iv) in Seller's Proxy Statement and any amendments or supplements thereto and other periodic reports required or appropriate to be filed pursuant to the Securities Act of 1934, as amended, or(v) pursuant to the Back-Up Offer (as defined herein). The restrictions in this Section 12.F shall terminate upon the purchase of the Property by Buyer except that Seller agrees (subject to the exceptions set forth herein) to continue to keep confidential the financial terms and details of this Agreement.

          G. Further Instruments. Each party will, whenever and as often as it shall be reasonably requested to do so by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement.

          H. Matters of Construction.

               (1) Incorporation of Exhibits and Schedules. All exhibits and schedules attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.

               (2) Entire Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters, including, without limitation, any confidentiality and/or acknowledgment of representation agreements executed by and between the parties hereto, or their respective brokers or agents, or any of them, prior to the Effective Date.

               (3) Non-Business Days. Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, "BUSINESS DAY" means any day other than a Saturday, Sunday or federal or California state holiday.

               (4) Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

               (5) Interpretation. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. Whenever the words "including," "include" or "includes" are used in this Agreement, they should be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. Except as otherwise indicated, all Exhibit, Schedule and Section references in this Agreement shall be deemed to refer to the Exhibits, Schedules and Sections in this Agreement. Each party acknowledges and agrees that this Agreement (a) has been reviewed by it and its counsel (or if the foregoing is not correct, that such party has had full opportunity to have the Agreement reviewed by its counsel and has, with full awareness of the consequences, elected not to do so);
(b) is the product of negotiations between the parties, and (c) shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of the Agreement is to not to be resolved against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby.

               (6) No Waiver. Waiver by one party of the performance of any covenant, condition or promise of the other party shall not invalidate this Agreement, nor shall it be deemed to be a waiver by such party of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature). No failure or delay by one party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by such party while the other party continues to be so in default.

               (7) Governing Law. THIS AGREEMENT AND THE JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA AND WILL BE TREATED IN ALL RESPECTS AS A CALIFORNIA CONTRACT.

               (8) Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Buyer do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party (express or implied), and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

               (9) Amendments. This Agreement may be amended by written agreement of amendment executed by all parties, but not otherwise. This Agreement and any future amendments hereto may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument, with the same effect as if all of the parties to this Agreement had executed the same counterpart. A fully executed facsimile or PDF copy of this Agreement shall be effective as an original.

               (10) Survival. The representations, warranties, covenants, agreements and indemnifications of the parties set forth in this Agreement shall survive the consummation of the transaction contemplated by this Agreement only to the extent expressly provided in this Agreement.

          I. Indemnification.

               (1) Subject to the limitations on liabilities set forth in the last paragraph of Section 9A and Section 12B, Seller agrees to save, defend, indemnify Buyer and its affiliates, employees, officers, partners, agents, members, directors, and their respective successors and assigns (together, the "BUYER INDEMNIFIED PARTIES") for and against, and hold them harmless from, any claim, loss, liability, damage, expense (including, without limitation, reasonable attorneys' fees), or actions, causes of action or suits asserted against or suffered by any Buyer Indemnified Party resulting from, arising out of or relating to any third-party or governmental claims (including without limitation for any litigation matters disclosed on EXHIBIT O), causes of action for personal injury, causes of action for damage to (or loss of) property based on matters occurring or alleged to have occurred or conditions existing or alleged to have existed at or with respect to the Property prior to the Closing Date.

               (2) Subject to the limitations on liabilities set forth in the last paragraph of Section 9B and Section 12B, Buyer agrees to save, defend, indemnify Seller and its General Partner and their respective affiliates, employees, officers, partners, agents, members, directors, and their respective successors and assigns (together, the "SELLER INDEMNIFIED PARTIES") for and against, and hold them harmless from, any claim, loss, liability, damage, expense (including, without limitation, reasonable attorneys' fees), or actions, causes of action or suits asserted against or suffered by any Seller Indemnified Party resulting from, arising out of or relating to any third-party or governmental claims, causes of action for personal injury, or causes of action for damage to (or loss of) property based on Buyer's due diligence (to the extent set forth in Section 5) or matters first occurring or alleged to have first occurred or conditions first existing or alleged to have first existed at or with respect to the Property from and after the Closing Date; except to the extent the same results from a fact or circumstance that is inconsistent with the representations and warranties of Seller herein or any document executed by Seller pursuant hereto, or constitutes or results from a breach by Seller or a matter which is the responsibility of Seller hereunder or any document executed by Seller pursuant hereto (regardless of any survival limitation that may otherwise apply).

               (3) Subject to the limitations on liability set forth in Section 12B, Seller agrees to save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against any and all actual out-of-pocket losses, claims, damages, liabilities and judgments, joint or several, arising from third party claims to which the Buyer Indemnified Parties may become subject under the Securities Act of 1933 or the Securities Exchange Act of 1934 or otherwise or under applicable state securities laws, insofar as such losses, claims, damages, liabilities or judgments (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state a material fact necessary to make the statements therein not misleading, and will reimburse any legal or other expenses reasonably incurred by the Buyer Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability, judgment or action as such expenses are incurred; provided, however, that Seller will not indemnify Buyer with respect to and will not be liable in any such case to the extent that any such loss, claim, damage, liability or judgment arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from the Proxy Statement in reliance upon and in conformity with written information relating to Buyer furnished to Seller by Buyer specifically for use therein.

               (4) Subject to the limitations on liability set forth in Section 12B, Buyer agrees to save, defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all actual out-of-pocket losses, claims, damages, liabilities and judgments, joint or several, arising from third party claims to which the Seller Indemnified Parties may become subject under the Securities Act of 1933 or the Securities Exchange Act of 1934 or otherwise or under applicable state securities laws, insofar as such losses, claims, damages, liabilities or judgments (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Proxy Statement, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state a material fact necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with written information relating to Buyer furnished to Seller by Buyer specifically for use in the Proxy Statement, and will reimburse any legal or other expenses reasonably incurred by the Seller Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability, judgment or action as such expenses are incurred.

          J. Indemnification Obligations. The indemnification obligations under this Agreement shall be subject to the following provisions, provided, however, that to the extent any of the provisions of this Section 12J are inconsistent with the provisions of Sections 12B or 12E of this Agreement, the provisions of Sections 12B or 12E, as applicable, of this Agreement shall govern and control:

               (1) Promptly after receipt by a party seeking indemnification (an "Indemnified Party") of notice of any claim, the Indemnified Party will, if a claim in respect thereof is to be made against the other party (the "Indemnifying Party") under Section 12I, notify the Indemnifying Party in writing thereof; but the omission to so notify the Indemnifying Party will not relieve such Indemnifying Party from any liability that it may have to any Indemnified Party hereunder, except to the extent that such omission resulted in a prejudice, the incurrence of additional liabilities or the loss of substantial defenses. In case any such claim is made against any Indemnified Party and it notifies the Indemnifying Party thereof, the Indemnifying Party shall jointly with any other Indemnifying Party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its assumption of the defense thereof and approval by the Indemnified Party of the counsel appointed by the Indemnifying Party, the Indemnifying Party will not be liable to such Indemnified Party under Section 12I and this Section 12J for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the preceding sentence, the Indemnified Party shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (a) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (b) the Indemnifying Party shall not have employed counsel to assume the defense of a claim; (c) the claim involves matters of a criminal nature; or (d) the Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action or of the Indemnified Party) in any of which events such fees and expenses shall be borne by the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such claim effected by an Indemnified Party without the written consent of the Indemnifying Party but, if settled with the written consent of the Indemnifying Party, the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of such settlement; provided, however, should the Indemnifying Party fail to assume the defense of the Indemnified Party against any claim within thirty (30) days after the Indemnified Party gives the Indemnifying Party written notice, then the Indemnified Party may settle such claim and the Indemnifying Party's liability shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys' fees, incurred by the Indemnified Party in effecting such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim for which indemnity is sought pursuant to this
Section 12J, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such claim and (ii) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party.

               (2) If the indemnification provided for in subsections 12I(3), 12I(4) or 12J (but only with respect to claims made pursuant to subsections 12I(3) or 12I(4)) is unavailable or insufficient to hold harmless an Indemnified Party under those subsections, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities and judgments referred to in subsection 12I(3), 12I(4), or 12J(1) above (but only with respect to claims made pursuant to subsections 12I(3) or 12I(4)) in such proportion as is appropriate to reflect the relative fault of Buyer on the one hand and the Seller on the other in connection with the statements or alleged statements or omissions or alleged omissions that resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of Buyer and Seller shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Buyer or Seller and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The rights provided in this section shall be continuing rights and will survive the Seller Partners' Meeting, expiration or termination of this Agreement, and/or Closing, as the case may be, until expiration of all applicable statutes of limitation.

               (3) Buyer and Seller agree that it would not be just and equitable if contribution pursuant to Section 12J(2) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Subsection 12J(2). The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or judgments referred to in Subsection 12J(2) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

               (4) The indemnification obligations under this Agreement shall cover the costs and expenses of the Indemnified Party, including reasonable attorneys' fees and expenses, related to any actions, causes of action, suits or judgments incident to any of the matters covered by such indemnities.

               (5) The indemnification obligations under this Agreement shall also extend to cover any claim against any present or future advisor, trustee, director, officer, partner, member, manager, employee, beneficiary, shareholder, fiduciary, participant or agent of or in the Indemnified Party or any entity now or hereafter having a direct or indirect ownership interest in the Indemnified Party.

               (6) Except as otherwise expressly provided herein, each indemnification obligation under this Agreement shall survive the Closing for the Survival Period.

     13. Retention of Employees.

          A. Employees.

               (1) Notice. Effective upon Closing, employment of all employees working at the Hotel will be terminated by Seller as is set forth in Section 9D(11). In accordance with Section 5A hereof, Seller shall provide Buyer with a list of all Hotel employees and other pertinent information with respect to such employees, and the terms of employment of such employees (the "EMPLOYEE LIST"). No later than the Closing Date, Buyer shall deliver to Seller a written list of all Seller's employees to whom Buyer will offer employment as of the Closing Date (the "RETAINED EMPLOYEES").

               (2) Liability of Seller and Buyer. With respect to wages and benefits of employees, whether Retained Employees or otherwise, Seller shall be solely responsible for all wages, salaries, bonuses, employment taxes, withholding taxes, and all accrued vacation days, sick days and personal days accruing prior to the Closing Date or accruing from and after the Closing Date with respect to any such employee's employment prior to the Closing Date. Buyer shall have no obligation to continue the employment of any employee and shall not be liable to any employee for any wages, salaries, bonuses, vacation days, sick days or personal days in which said employee may have acquired an accrued or vested right by virtue of their employment by Seller. Subject to the foregoing, with respect to Retained Employees only, Buyer shall be solely responsible for all wages, salaries, any bonuses, employment taxes, withholding taxes, and any and all vacation days, sick days and personal days and any other employment benefits, if applicable, accruing on or after the Closing Date by virtue of their employment by Buyer. Seller shall and hereby agrees to indemnify and save Buyer harmless from and against any liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to employees on account of services rendered prior to Closing. Buyer shall and hereby agrees to indemnify and save Seller harmless from and against any liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to employees on account of services rendered after the Closing. Notwithstanding anything to the contrary herein contained, there shall be no apportionment or proration of wages, medical, pension, welfare benefits, vacation and sick days, other employee benefits or other fringe benefits (hereinafter collectively referred to as "BENEFITS") and Seller shall remain liable for and hereby indemnifies and saves Buyer harmless from and against all benefits due to employees, whether due under plans in which Hotel employees participate prior to Closing or otherwise, and all payments due on the plans providing such benefits. Seller shall also remain responsible for and hereby indemnifies and saves Buyer harmless from any severance pay which may become due to any of the employees whose employment ends at or prior to Closing as a result of this transaction, whether due to Seller's employment policies or as a matter of law.

               (3) Indemnities. Seller shall indemnify and save Buyer harmless from and against any claim by any Hotel employee, as set forth in this Section 13A(3), for Seller's failure to pay (a) such employees' wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes up to and including the day preceding the Closing Date as to which they may be entitled, (b) benefits, whenever due, provided under plans in which Hotel employees participated prior to Closing, (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA related to hotel employees arising prior to Closing or to hotel employees terminated by Seller at Closing, (d) any labor dispute arising prior to Closing, and (e) any other obligations and liabilities, actual or contingent, with respect to Hotel employees arising or accruing or alleged to have arisen or accrued prior to the Closing. All indemnities under this Section 13 shall survive the Closing.

     14. Liquor License. The transfer of the Liquor License to Buyer shall proceed according to the following provisions:

          A. Unless this Agreement has been otherwise terminated, within five
(5) days following the expiration of the Due Diligence Period, Buyer shall file or cause to be filed with the California Department of Alcoholic Beverages Control ("ABC") and the local zoning department (collectively, the "DEPARTMENT") an application for a new liquor license or for the transfer of the Liquor License for the Hotel to Buyer, its designee or assignee ("APPLICANT") and shall prosecute such application with due diligence (provided that Buyer shall have the right, but not the obligation, to elect to file or cause to be filed such application prior to the expiration of the Due Diligence Period). Within three
(3) business days of Applicant's written request, Seller shall execute and deliver (and shall cause such other required parties to execute and deliver) the necessary forms, documents and writings requested by Applicant for the purpose of transferring the Liquor License to Applicant, and to allow Applicant to apply for an ABC Temporary Permit (the "ABC TEMPORARY PERMIT"), which will authorize Applicant to operate the Hotel effective as of the Closing Date. In furtherance thereof, Seller shall, and shall cause Westland Hotel Corporation, and all Key Management Employees to, fully cooperate with Applicant in supplying information required or requested by the Department or Applicant, join in any applications, petitions or other documents that are deemed by the ABC to be necessary or desirable, and cause the Liquor License to be transferred and a new liquor license and ABC Temporary Permit to be issued to Applicant. At any time prior to Closing Seller shall allow Applicant to post at the Property (in such locations as may be required by the ABC notice of the pending issuance of a new liquor license or transfer of the Liquor License after Applicant files the application for the same with ABC.

          B. On or prior to the Closing Date, Seller and Buyer shall open a separate escrow account with Title Company (the "LIQUOR ESCROW") to provide for the transfer of the Liquor Assets (as hereinafter defined). At Closing, if the transfer of the Liquor License to Applicant has not been completed or Applicant has not been issued a new liquor license, and if Buyer has not terminated this Agreement pursuant to Section 14C below, Title Company shall retain from the Purchase Price (unless it is separately funded by Applicant, in which case the Purchase Price shall accordingly be adjusted downward by such amount funded) and hold in the Liquor Escrow an amount equal to a portion of the Purchase Price reasonably agreed by Buyer and Seller to be the allocable value of the Liquor Assets until such time as the Liquor License shall have been transferred to Applicant or ABC shall have issued a new liquor license to Applicant (the "CLOSE OF LIQUOR ESCROW"). At Closing, Seller shall deposit in the Liquor Escrow two
(2) originals of a liquor escrow bill of sale conveying the Liquor Assets to Buyer in a form reasonably approved by Buyer (the "LIQUOR ASSETS BILL OF SALE"), which Liquor Assets Bill of Sale shall be delivered to Buyer upon Close of Liquor Escrow. The amounts allocated to the Liquor Assets out of the Purchase Price shall be reconciled by Title Company at the time of Close of Liquor Escrow. Buyer and Seller shall instruct Title Company to invest all funds as to the Hotel held in the Liquor Escrow as Seller shall direct and to pay all interest earned thereon (or any portion thereof not required to satisfy the claims of creditors of the Hotel with respect to the Liquor Assets for the Hotel) to Seller upon Close of the Liquor Escrow. In no event will the Close of Liquor Escrow occur before the sale of the other property contemplated in this Agreement, and if such other property sale does not close Buyer and Seller agree to cancel the Liquor Escrow (and in such case, Buyer and Seller shall take or cause to be taken such actions to effectuate such cancellation). In the event that Applicant has not completed the transfer of the Liquor License or been issued a new liquor license within one (1) year of the Closing, the Liquor Escrow shall be terminated and Title Company shall (1) disburse the amount of the retained Purchase Price in the Liquor Escrow and all accrued interest and distribute all non-alcoholic beverage Liquor Assets to Buyer, and (2) disburse to Seller the Liquor License and the alcoholic beverage Liquor Assets subject to applicable laws. Buyer and Seller shall give to Title Company such appropriate instructions as may be necessary to implement the foregoing provisions.

          C. Notwithstanding anything to the contrary contained in this Agreement, in the event that Applicant has not obtained at least the ABC Temporary Permit by the scheduled Closing Date, the Closing Date shall be extended until the earlier to occur of (a) two (2) business days after the date as the ABC Temporary Permit is issued, or (b) fifty (50) days from the scheduled Closing Date, provided that if after such extended period Applicant shall not have obtained the ABC Temporary Permit, then Buyer may elect, in its sole discretion, to (i) terminate this Agreement in which event the Deposit shall be immediately returned to Buyer and the parties shall have no further obligations hereunder, or (ii) enter into a lease with Seller (and any other required parties) on reasonable terms agreed to by Buyer and Seller and pursuant to which Seller shall operate the Liquor Assets on behalf of Buyer.

          D. "LIQUOR ASSETS" shall mean, collectively, (1) the Liquor License,
(2) the inventory of foodstuffs and alcoholic and nonalcoholic beverages that are saleable to customers or guests, but excluding the foregoing items to the extent such items have not been placed in use or are unopened boxes or bottles, and (3) all furniture, fixtures and equipment located with the cocktail lounge and bar area of the Property and using the operation of those facilities.

     15. [Intentionally deleted.]

     16. Back-up Offer. Seller represents and warrants that a true and complete copy of that certain Real Estate Purchase and Sale Agreement and Joint Escrow Instructions, dated July 7, 2005, between Seller, as "Seller" thereunder, and Lotus Hospitality, Inc., a California corporation, as "Purchaser" thereunder submitted to Seller by Lotus (the "BACK-UP OFFER") is attached hereto as EXHIBIT
T. Buyer acknowledges and agrees that Seller may amend such Back-up Offer in a manner so as to have the effect of having Lotus purchase the Property on substantially the terms and conditions set forth in this Agreement with Buyer as if Lotus were the Buyer, with certain changes as to the timing of the transaction and certain other minor changes.

     17. Seller Partner Approval Obligations.

          A. Promptly following the Effective Date, Seller (acting through its General Partner) shall, in accordance with applicable law and its limited partnership agreement, duly call, give notice of, convene and hold a special meeting of its limited partners (or otherwise communicate with them as permitted in its limited partnership agreement) (the "SELLER PARTNERS' MEETING") for the purpose of considering and taking action on this Agreement ("SELLER PARTNER APPROVAL"), and, subject only to Section 9D(9), (i) include in the Proxy Statement (as defined below), and not subsequently withdraw or modify, the recommendation of the General Partner that the limited partners of the Seller approve the sale of the Property and the adoption of this Agreement, and (ii) use its reasonable best efforts to obtain such approval.

          B. At the Seller Partners' Meeting, the General Partner and the Managing Members shall cause not less than all the Units then owned or controlled by them to be voted in favor of the approval of the sale of the Property and the adoption of this Agreement. Neither the General Partner nor either of the Managing Members will transfer the voting rights of any Units owned or controlled by them as of the date hereof except to or from a trust or other entity owned or controlled by such person.

          C. As promptly as practicable after the Effective Date, Seller shall cause to be filed with the Securities Exchange Commission ("SEC"), a proxy statement (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT") to solicit proxies from the limited partners of Seller in favor of the approval of the sale of the Property and the adoption of this Agreement. Buyer shall furnish all information concerning it or its affiliates as the Seller may reasonably request in connection with the preparation of the Proxy Statement and will otherwise cooperate with Seller in the preparation of the Proxy Statement. If requested by Buyer, Seller shall afford Buyer a reasonable opportunity to review and comment (and Seller shall consider such comments but shall not be obligated to incorporate them, other than with respect to information provided by Buyer to Seller, specifically for use in the Proxy Statement) on the Proxy Statement and all amendments and supplements thereto before the filing thereof with the SEC; provided, however, that such review by Buyer must be made promptly following receipt of the Proxy Statement and, if requested by Seller, within two (2) days of receipt thereof. The Seller shall duly mail the Proxy Statement to its limited partners as permitted by applicable law.

          D. The information supplied by the Buyer for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement is first mailed to the limited partners of the Seller, and (ii) the Closing, contain any untrue statement of a material fact in or fail to state any material fact necessary in order to make the statements in such information, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to the Buyer or any of its affiliates, or its officers, directors or managers, should be discovered by the Buyer which, pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, should be set forth in an amendment or a supplement to the Proxy Statement, or otherwise require disclosure in or redistribution of a proxy statement, the Buyer shall promptly inform the Seller.

          E. The Buyer and the Seller each will use its commercially reasonable efforts to assist the other party in obtaining from governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by such other party or any of their affiliates in connection with the authorization, execution and delivery of this Agreement and the consummation of the sale of the Property. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

     Section 18. Public Announcements.

          Prior to Closing, Buyer shall consult with Seller before issuing any press release or otherwise making any public statement with respect to this Agreement or the proposed sale of the Property and shall not issue any such press release or make any such public statement without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), except as may be required by law.

     Section 19. Time is of the Essence.

          Time is of the essence of this Agreement and each and every provision hereof.

                 [balance of this page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        SELLER:

                                        CASA MUNRAS HOTEL PARTNERS, L.P.,
                                        a California limited partnership

                                        By: Casa Munras GP, LLC,
                                            a California limited liability
                                            company, its General Partner


                                           By: /s/ John F. Rothman
                                               ---------------------------------
                                               John F. Rothman
                                               Managing Member


                                           By: /s/ Maxine Young
                                               ---------------------------------
                                               Maxine Young
                                               Managing Member

                             [counterpart signature pages continue on next page]

                                        GENERAL PARTNER:

                                        CASA MUNRAS GP, LLC,
                                        a California limited liability company


                                        By: /s/ John F. Rothman
                                            ------------------------------------
                                            John F. Rothman,
                                            Managing Member


                                        By: /s/ Maxine Young
                                            ------------------------------------
                                            Maxine Young,
                                            Managing Member


                                        MANAGING MEMBERS (with respect to
                                        the express obligations set forth in
                                        Section 17B above only):

                                        /s/ John F. Rothman
                                        -------------------------------
                                        JOHN F. ROTHMAN

                                        /s/ Maxine Young
                                        -------------------------------
                                        MAXINE YOUNG

                             [counterpart signature pages continue on next page]

                                        BUYER:

                                        CASA MUNRAS HOTEL, LLC,
                                        a Delaware limited liability company

                                        By: Larkspur Hotels, LLC,
                                            a Delaware limited liability
                                            company, its Sole Member

                                            By: Corte Madera Hotel
                                                Investors, LLC, a Delaware
                                                limited liability company, its
                                                Manager


                                                By: /s/ J. Arthur Hansen
                                                    ----------------------------
                                                    J. Arthur Hansen
                                                    Executive Vice President

                           ACCEPTANCE BY TITLE COMPANY

By executing this Agreement, Title Company will accept the escrow of the Deposit and the Required Reserve and will agree, subject to the provisions of this Agreement, to hold and to release such Deposit and Required Reserve in accordance with the provisions of the Agreement and the Interim Deposit Agreement or as required by judicial process. Notwithstanding the foregoing to the contrary, in any instance where Buyer has the discretion to elect (or is deemed to elect) to terminate this Agreement, and in fact does elect to terminate this Agreement, pursuant to Section 5D Title Company shall return the Deposit to Buyer without further instructions, consent or written authorization by Seller. This provision shall constitute the mutual escrow instructions to Title Company shall be entitled and required to rely upon such instructions to return the Deposit to Buyer without the consent or further action by Seller.

FIRST AMERICAN TITLE INSURANCE COMPANY


By: /s/ Margaret A. Millmore
    ------------------------------------
Name: Margaret A. Millmore
      ----------------------------------
Title: Commercial Escrow Officer
       ---------------------------------

                                JOINDER OF BROKER

     COLLIERS MACAULAY NICOLLS (CALIFORNIA) INC. doing business as COLLIERS INTERNATIONAL HOTEL REALTY ("BROKER") executes this joinder ("BROKER JOINDER") to the Purchase Agreement to which it is attached (the "PURCHASE AGREEMENT"), solely for the purpose of evidencing its agreement to the provisions herein. Unless otherwise defined in this Joinder, all capitalized terms in this Joinder shall have the meaning set forth in the Purchase Agreement. Broker understands and agrees that Buyer, and its respective partners, shareholders, members, and affiliates, and the partners, members, officers, directors, employees, shareholders, advisors, trustees, beneficiaries, and agents of all of the foregoing (collectively, the "BUYER PARTIES") and Seller will be relying on this Broker Joinder in connection with the transactions contemplated by the Purchase Agreement (the "ACQUISITION"). With such understanding and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Broker hereby represents, warrants, confirms and agrees, on behalf of itself and its successors and assigns, for the benefit of the Buyer Parties and their respective successors and assigns, that:

     1. If and only if the Acquisition closes in accordance with the Purchase Agreement, Broker will be entitled to compensation as described in a separate agreement (the "COMMISSION"), between Seller and Broker, to be payable by Seller out of escrow, as its sole compensation in connection with the Acquisition. If the Acquisition fails to close for any reason (including the default by any party), Broker will have no right to the Commission or any other compensation in respect of the Acquisition.

     2. Broker acknowledges that in any event neither Buyer or any Buyer Parties shall have any obligation to Broker with respect to the Commission, and Broker shall indemnify, protect, defend and hold the Buyer Parties and the Property harmless from and against any and all claims asserted by any of its employees or affiliates for any fees, commissions or other payment in connection with the Acquisition.

     3. Broker agrees to be bound by the provisions under Section 9D(9)(a) and
Section 12F of the Purchase Agreement.

     4. Broker represents and warrants that it is a duly licensed real estate broker qualified to conduct business in the State of California. Broker represents and warrants that it and the person or persons executing this certificate on behalf of it have the power and authority to execute this Joinder.

Very truly yours,

COLLIERS MACAULAY NICOLLS (CALIFORNIA) INC., a California corporation doing business as COLLIERS INTERNATIONAL HOTEL REALTY


By: /s/ Robert S. Eaton
    --------------------------------------------
    Robert S. Eaton, Executive Managing Director

                                    EXHIBITS

Exhibit A - Description of Land
Exhibit B - List of Contracts
Exhibit C - Liquor License
Exhibit D - Excluded Personal Property Items
Exhibit E - Form of Interim Deposit Agreement
Exhibit F - List of Property Records
Exhibit G - Form of Grant Deed
Exhibit H - Form of Assignment and Assumption
Exhibit I - Form of Bill of Sale and Assignment
Exhibit J - Form of Seller's/Buyer's Closing Certificate
Exhibit K - Form of Notice to Tenants
Exhibit L - Form of Closing Escrow Instructions
Exhibit M - Form of Certificate of Non-Foreign Status
Exhibit N - Tenant Leases
Exhibit O - Exceptions to Seller's Representations and Warranties
Exhibit P - Environmental Reports
Exhibit Q - Operating Statements
Exhibit R - Vouchers
Exhibit S - [Intentionally deleted.]
Exhibit T - Alterative Agreement
Exhibit U - Conditional Funding Letter
Exhibit V - Defined Terms